Agreement and Plan of Merger

dated as of May 9, 2010

among

MRRC Hold Co.,

MRRC Merger Co.

and

Rubio’s Restaurants, Inc.

Table of Contents

i

Defined Terms

Agreement	1	Governmental Authority	10
Annual Report	7	Guarantee	1
Appraisal Shares	3	Guarantor	1
Authorizations	18	Hazardous Substance	18
Cash Amount	6	HSR Act	11
CERCLA	18	Indemnified Party	36
Certificate of Merger	2	Indemnifying Parties	36
Certificates	4	Intellectual Property	19
Change in Recommendation	34	Judgment	10
Closing	2	Law	10
Closing Date	2	Leases	21
COBRA	15	Lien	11
Code	16	made available	14
Company	1	Maximum Amount	36
Company Board	1	Merger	1
Company Common Stock	1	Merger Consideration	3
Company Disclosure Letter	7	Merger Sub	1
Company Employee	29	Nasdaq	11
Company Employee Benefit Plan	14	Options	6
Company ERISA Affiliates	14	Outside Date	39
Company Financial Advisor	14	Parent	1
Company Financial Statements	12	Parent Material Adverse Effect	22
Company Intellectual Property Rights	18	Parent Subsidiaries	23
Company Marks	19	Permitted Liens	21
Company Material Adverse Effect	8	Person	11
Company Material Contract	20	Person or Group	34
Company Preferred Stock	8	Proxy Statement	11
Company SEC Reports	11	Qualified Company Employee Benefit Plan .	15
Company Stockholders Meeting	28	RCRA	18
Company Subsidiaries	8	Required Company Stockholder Vote	10
Company Termination Fee	41	RSU	7
Confidentiality Agreement	33	RSU Cash Amount	7
Constituent Corporations	2	Sarbanes-Oxley Act	12
Contract	20	SEC	7
D&O Insurance	36	Section 262	3
DGCL	1	Securities Act	12
DOJ	30	Stock Plans	6
EDGAR	14	Subsidiary	11
Effective Date	2	Superior Proposal	35
Effective Time	2	Surviving Corporation	2
Employee Benefit Plan	14	Takeover Proposal	34
Environmental Laws	18	Tax Return	17
ERISA	16	Taxes	17
Exchange Act	11	To the knowledge of the Company	43
Exchange Agent	4	Transactions	10
Exchange Fund	4	Uncertificated Shares	4
FTC	30	Unvested Cash Amount	6
GAAP	12	Voting Agreement	2
WARN Act	30

ii

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”), dated as of May 9, 2010, among MRRC Hold Co., a Delaware corporation (“Parent”), MRRC Merger Co., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”), and Rubio’s Restaurants, Inc., a Delaware corporation (the “Company”).

RECITALS

WHEREAS, the board of directors of the Company (the “Company Board”), subject to the terms hereof, has (i) approved this Agreement and declared the Agreement advisable and in the best interest of the holders of Company Common Stock and (ii) resolved to recommend adoption of this Agreement by the stockholders of the Company;

WHEREAS, the boards of directors of each of Parent and Merger Sub, subject to the terms hereof, has approved this Agreement and declared the Agreement advisable and in the best interests of their respective stockholders;

WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company have approved and declared it to be advisable and in the best interests of their respective stockholders to consummate the merger (the “Merger”) of Merger Sub with and into the Company on the terms and subject to the conditions set forth in this Agreement, with the Company surviving the Merger as a wholly owned Subsidiary of Parent in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) and whereby each issued and outstanding share of common stock, par value $0.001 per share, of the Company (the “Company Common Stock”) not owned by Parent, Merger Sub or the Company shall be converted into the right to receive the Merger Consideration;

WHEREAS, concurrently with the execution of this Agreement and as a condition and inducement to the Company’s willingness to enter into this Agreement, Mill Road Capital, L.P. (the “Guarantor”) has entered into a guarantee, dated as of the date hereof, and in the form attached as Exhibit A (the “Guarantee”) in favor of the Company with respect to the obligations and liabilities of Parent and Merger Sub arising under, or in connection with this Agreement; and

WHEREAS, concurrently with the execution of this Agreement and as a condition and inducement to the Parent’s and Merger Sub’s willingness to enter into this Agreement, certain stockholders of the Company have entered into a voting agreement, dated as of the date hereof, and in the form attached as Exhibit B (the “Voting Agreement”) in favor of Parent and Merger Sub.

NOW THEREFORE, in consideration of the foregoing and of the representations, warranties, covenants and agreements set forth in this Agreement, the parties hereto agree as follows:

ARTICLE 1
THE MERGER

SECTION 1.1.   The Merger.  At the Effective Time, in accordance with this Agreement and the DGCL, Merger Sub shall be merged with and into the Company, the separate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation.  For purposes of this Agreement, (i) the corporation surviving the Merger after the Effective Time may be referred to as the “Surviving Corporation” and (ii) the Company and Merger Sub are collectively referred to as the “Constituent Corporations.”

SECTION 1.2.   Effects of the Merger.  The Merger shall have the effects set forth in Section 259 of the DGCL.

SECTION 1.3.   Closing.  The closing of the Merger (the “Closing”) shall take place at 10:00 a.m. (Pacific time) on a date to be specified by the parties, which shall be no later than the second business day after satisfaction or (to the extent permitted by applicable Law) waiver of the conditions set forth in Article 7 (other than any such conditions which by their nature cannot be satisfied until the Closing Date, which shall be required to be so satisfied or (to the extent permitted by applicable Law) waived on the Closing Date), at the offices of DLA Piper LLP (US) unless another time, date or place is agreed to in writing by the parties hereto (such date upon which the Closing occurs, the “Closing Date”).

SECTION 1.4.   Consummation of the Merger.  At the Closing, the parties hereto shall cause the Merger to be consummated by filing with the Secretary of State of the State of Delaware a certificate of merger or other appropriate documents (in any such case, the “Certificate of Merger”) in such form as required by, and executed in accordance with, the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL.  The Merger shall become effective at such time as the Certificate of Merger is duly filed with such Secretary of State, or at such later time as Parent and the Company shall agree and specify in the Certificate of Merger (the time and date the Merger becomes effective being the “Effective Time” and “Effective Date,” respectively).

SECTION 1.5.   Organizational Documents; Directors and Officers.  The certificate of incorporation of the Surviving Corporation shall be amended at the Effective Time to conform to Exhibit C, and as so amended, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided therein and under the DGCL.  The Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended as provided therein and under the DGCL.  The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and shall serve until the earlier of their resignation or removal or their respective successors are duly elected or appointed and qualified, as the case may be.  The officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation and shall serve until the earlier of their resignation or removal or until their respective successors have been duly elected or appointed and qualified, as the case may be.

ARTICLE 2
EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT
CORPORATIONS; EXCHANGE

SECTION 2.1.   Conversion of Merger Sub Capital Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or any holder of shares of Merger Sub capital stock, each share of Merger Sub capital stock shall be converted into and become one fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation.

SECTION 2.2.   Conversion of Company Common Stock  At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or any holder of shares of Company Common Stock:

(a)           Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than any shares to be canceled pursuant to Section 2.2(b)) shall be canceled and shall be converted automatically into the right to receive $8.70 in cash without interest thereon (the “Merger Consideration”).  As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist.

(b)           Each share of Company Common Stock held in the treasury of the Company and each share of Company Common Stock owned by Merger Sub, Parent or any wholly-owned Subsidiary of Parent or of the Company immediately prior to the Effective Time shall be canceled without any conversion thereof and no payment or distribution shall be made with respect thereto.

(c)           Appraisal Rights.  Notwithstanding anything in this Agreement to the contrary, shares (“Appraisal Shares”) of Company Common Stock that are outstanding immediately prior to the Effective Time and that are held by any person who is entitled to demand and properly demands appraisal of such Appraisal Shares pursuant to, and who complies in all respects with, Section 262 of the DGCL (“Section 262”) shall not be converted into the right to receive Merger Consideration as provided in Section 2.2(a), but rather the holders of Appraisal Shares shall be entitled to be paid the fair value of such Appraisal Shares in accordance with Section 262; provided, however, that if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262, then the right of such holder to be paid the fair value of such holder’s Appraisal Shares shall cease and such Appraisal Shares shall be deemed to have been cancelled and converted as of the Effective Time into the right to receive Merger Consideration as provided in Section 2.2(a).  The Company shall provide prompt notice to Parent of any demands received by the Company for appraisal of any shares of Company Common Stock, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands.  Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.

SECTION 2.3.   Exchange.

(a)           Exchange Agent.  Prior to the Effective Time, Parent shall enter into an agreement with such bank or trust company as may be designated by Parent and reasonably acceptable to the Company (the “Exchange Agent”), which shall provide for the payment of Merger Consideration in accordance with the terms of this Section 2.3.  Parent shall, or shall take all steps necessary to enable and cause the Surviving Corporation to, deposit with the Exchange Agent as of the Effective Time, for the benefit of the holders of shares of Company Common Stock, for payment by the Exchange Agent in accordance with this Article 2, the cash necessary to pay for the shares of Company Common Stock converted into the right to receive Merger Consideration (the “Exchange Fund”).  The Exchange Fund shall not be used for any other purpose.

(b)           Exchange Procedures.  As soon as reasonably practicable after the Effective Time but in any event not later than three business days thereafter, the Exchange Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the “Certificates”) and to each holder of record of uncertificated shares of Company Common Stock (the “Uncertificated Shares”), in each case whose shares were converted into the right to receive the Merger Consideration pursuant to Section 2.2, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates or the Uncertificated Shares shall pass, only upon delivery of the Certificates or the transfer of the Uncertificated Shares to the Exchange Agent and shall be in such form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in surrendering the Certificates or transfer of the Uncertificated Shares in exchange for the Merger Consideration.  Each holder of record of shares of Company Common Stock that have been converted into the right to receive the Merger Consideration shall be entitled to receive the Merger Consideration in respect of the Company Common Stock represented by a Certificate or Uncertificated Share, upon (i) surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, or (ii) receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request), in the case of a book-entry transfer of Uncertificated Shares.  Upon payment of the Merger Consideration pursuant to the provisions of this Article 2, each Certificate or Uncertificated Share so surrendered or transferred shall forthwith be canceled.  Notwithstanding the foregoing, in the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, payment may be made to a Person other than the Person in whose name the Certificate so surrendered or the Uncertificated Shares so transferred is registered if such Certificate shall be properly endorsed or otherwise be in proper form for transfer or such Uncertificated Shares shall be properly transferred and the Person requesting such issuance shall pay any transfer or other Taxes required by reason of the payment to a Person other than the registered holder of such Certificate or Uncertificated Shares or establish to the satisfaction of Parent that such Tax has been paid or is not applicable.  Each Certificate and each Uncertificated Share shall be deemed at any time after the Effective Time to represent only the right to receive upon surrender in accordance with this Section 2.3 the Merger Consideration into which the shares of Company Common Stock shall have been converted pursuant to Section 2.2.  No interest shall be paid or shall accrue on any cash payable to holders of Certificates or Uncertificated Shares pursuant to the provisions of this Article 2.

(c)           No Further Ownership Rights in Company Common Stock.  The Merger Consideration paid upon the surrender for exchange of Certificates or transfer of Uncertificated Shares in accordance with the terms of this Article 2 shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock theretofore represented by such Certificates or Uncertificated Shares, and there shall be no further registration of transfers on the stock transfer books of the Company of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time.  If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this Article 2, except as otherwise provided by Law.

(d)           Termination of Exchange Fund.  Any portion of the Exchange Fund that remains undistributed to the holders of Certificates or Uncertificated Shares for one year after the Effective Time shall be delivered to Parent, upon demand, and any holders of Certificates or Uncertificated Shares who have not theretofore complied with this Article 2 shall thereafter look only to Parent for payment of their claim for Merger Consideration.

(e)           No Liability.  None of Parent, Merger Sub, the Company or the Exchange Agent shall be liable to any Person in respect of any cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.  If any Certificate or Uncertificated Share shall not have been surrendered prior to such date on which any amounts payable pursuant to this Article 2 would otherwise escheat to or become the property of any Governmental Authority (as defined in Section 3.3(d)), any such amounts shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

(f)           Lost Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond in such reasonable amount as Parent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration with respect thereto pursuant to this Agreement.

(g)           Withholding Rights.  Each of Parent, the Exchange Agent and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the applicable Tax Law.  To the extent that amounts are so withheld by Parent, the Exchange Agent or the Surviving Corporation and paid to the appropriate taxing authorities, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by Parent.

SECTION 2.4.   Company Options; Restricted Stock Units.

(a)           As soon as practicable following the date of this Agreement, the Company Board (or, if appropriate, any committee thereof administering the Stock Plans) shall adopt such resolutions or take such other actions as may be required to provide that at the Effective Time, all Options outstanding and unexercised immediately prior to the Effective Time shall, in accordance with and pursuant to the terms of the Stock Plans under which such Options were granted, be replaced with a cash incentive program, as follows:  (1) each holder of a vested Option that has a per-share exercise price less than the Merger Consideration will be entitled to receive in settlement of such Option as promptly as practicable following the Effective Time, but in no event later than the next regular payroll date that occurs on or after 5 business days after the Effective Time, and in accordance with such payroll practices of Surviving Corporation as shall be established and in effect from and after the Effective Time, a cash payment from the Surviving Corporation, subject to any required withholding of Taxes, equal to the product of (i) the total number of shares of Company Common Stock otherwise issuable upon exercise of such Option and (ii) the Merger Consideration less the applicable exercise price per share of Company Common Stock otherwise issuable upon exercise of such Option (the “Cash Amount”); (2) with respect to that portion of any Option which has an exercise price less than the Merger Consideration and which is not vested as of the Closing Date, such Option shall be converted into the right to receive a cash payment from the Surviving Corporation, subject to any required withholding of Taxes, in an amount determined in the same manner as the Cash Amount (the “Unvested Cash Amount”); provided however, that payment of the Unvested Cash Amount will only be made to any optionee to the extent the optionee satisfies the vesting conditions related to the Option pursuant to the terms of the Option, the Stock Plans, and any applicable employment, separation or change in control agreement as in effect on the date hereof, and this deferred payment of the Unvested Cash Amount shall be made as soon as practicable after the vesting date of the original Option; but in no event later than the next regular payroll date that occurs on or after 5 business days after such date, and in accordance with such payroll practices of Surviving Corporation as shall be established and in effect from and after the Effective Time, and (3) if the exercise price per share of any Option equals or exceeds the Merger Consideration, the Cash Amount or Unvested Cash Amount, as the case may be, for such Option shall be zero.  The vesting schedule of the Options shall not be accelerated by any action of the Company or the Company Board except as may be required under the terms of the Options, the Stock Plans and any applicable employment, separation or change in control agreement as in effect on the date hereof.  As used in this Agreement, “Options” means any option granted, and, immediately before the Effective Time not exercised, expired or terminated, to a current or former employee, director or independent contractor of the Company or any of the Company Subsidiaries or any former subsidiary of the Company or predecessor thereof to purchase shares of Company Common Stock pursuant to the Stock Plans.  As used in this Agreement, “Stock Plans” means the 1999 Stock Incentive Plan, the 2008 Equity Incentive Plan and the 2006 Executive Incentive Plan or any other stock option, stock bonus, stock award, or stock purchase plan, program, or arrangement of the Company or any of the Company Subsidiaries or any predecessor thereof or any other contract or agreement entered into by the Company or any of the Company Subsidiaries.  All amounts payable pursuant to this Section 2.4(a) shall be subject to any required withholding of Taxes and shall be paid without interest.

(b)           As soon as practicable following the date of this Agreement, the Company Board (or, if appropriate, any committee thereof administering the Stock Plans) shall adopt such resolutions or take such other actions as may be required to provide that any restricted stock unit (“RSU”) outstanding and unvested as of the Closing Date shall be converted into the right to receive an amount of cash equal to the number of shares to which the RSU applies multiplied by the Merger Consideration (the “RSU Cash Amount”).  This RSU Cash Amount shall be payable only if the recipient of the RSU satisfies the vesting conditions set forth in his or her RSU agreement, the Stock Plans, and any applicable employment, separation, or change in control agreement as in effect as of the date hereof.  The RSU Cash Amount shall be payable as soon as practicable following the date that the original RSU would have been settled, but in no event later than the next regular payroll date that occurs on or after 5 business days after such date, and in accordance with such payroll practices of Surviving Corporation as shall be established and in effect from and after the Effective Time.  All RSU Cash Amounts payable pursuant to this Section 2.4(b) shall be subject to any required withholding of Taxes and shall be paid without interest.

SECTION 2.5.   Taking of Necessary Action; Further Action.  Each of Parent, Merger Sub and the Company shall use reasonable best efforts to take all such actions as may be necessary or appropriate in order to effectuate the Merger under the DGCL as promptly as commercially practicable.  If at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of either of the Constituent Corporations, the officers and directors of the Surviving Corporation are fully authorized in the name of each Constituent Corporation or otherwise to take, and shall take, all such lawful and necessary action.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in (i) the Company’s Annual Report on Form 10-K for the fiscal year ended December 27, 2009 filed by the Company with the United States Securities and Exchange Commission (the “SEC”) (but excluding any exhibits thereto or matters incorporated by reference therein) (the “Annual Report”) or (ii) on the disclosure letter (each section of which qualifies the correspondingly numbered representation and warranty or covenant to the extent specified therein, provided that any disclosure set forth with respect to any particular section shall be deemed to be disclosed in reference to such other sections of this Agreement to the extent it is readily apparent without further inquiry that the disclosure in respect of the particular section is also applicable to such other sections) delivered herewith by the Company to Parent (the “Company Disclosure Letter”), the Company hereby represents and warrants to Parent and Merger Sub as follows:

SECTION 3.1.   Organization. Each of the Company and the Subsidiaries of the Company (the “Company Subsidiaries”) is a corporation, limited liability company or limited partnership duly organized, validly existing and, where applicable, in good standing under the laws of the jurisdiction of its organization.  Each of the Company and the Company Subsidiaries has all requisite power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, operate and lease its properties and to carry on its business as now conducted, except for such franchises, licenses, permits, authorizations and approvals, the lack of which, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.  A “Company Material Adverse Effect” means a material adverse effect on (i) the business, operations, assets, liabilities, financial condition or results of operations of the Company and the Company Subsidiaries, taken as a whole, or (ii) the ability of the Company to perform its obligations under this Agreement or to consummate the Transactions; provided, however, that Company Material Adverse Effect shall not include any event, condition, change, occurrence or development of a state of circumstances principally attributable to (A) general political, economic or market conditions or general changes or developments in the industry in which the Company and its Subsidiaries operate (provided such conditions, changes or developments do not affect the Company or its Subsidiaries in a disproportionate manner), (B) acts of terrorism or war (whether or not declared) or natural disasters occurring after the date hereof, (provided such acts or events do not affect the Company or its Subsidiaries in a disproportionate manner) (C) any temporary disruptions in employee, supplier, distributor, landlord, partner or similar relationships caused by the announcement or pendency of the Transactions, (D) changes in Law or any applicable accounting regulations or principles or the interpretations thereof (provided such changes do not affect the Company or its Subsidiaries in a disproportionate manner), (E) changes in the price or trading volume of the Company’s stock (provided that any event, condition, change, occurrence or development of a state of circumstances that may have caused or contributed to such change in market price or trading volume shall not be excluded under this proviso), (F) any failure by the Company to meet public or internal revenue, earnings or other projections, in and of itself (provided that any event, condition, change, occurrence or development of a state of circumstances that may have caused or contributed to such failure to meet published revenue, earnings or other projections shall not be excluded under this proviso) or (G) the taking of any action required by this Agreement or expressly approved or permitted in writing by Parent, or the failure to take any action prohibited by this Agreement.  The copies of the certificate of incorporation and bylaws of the Company which are incorporated by reference as exhibits to the Annual Report are complete and correct copies of such documents and contain all amendments thereto as in effect on the date of this Agreement.

SECTION 3.2.   Capitalization.

(a)           The authorized capital stock of the Company consists of (i) 35,000,000 shares of Company Common Stock and (ii) 5,000,000 shares of preferred stock, par value $0.001 per share, (“Company Preferred Stock”).  As of the close of business on May 1, 2010: (A) 10,035,177 shares of Company Common Stock were issued and outstanding; (B) no shares of Company Preferred Stock were issued or outstanding; (C) no shares of Company Common Stock were held by the Company in its treasury; and (D) there were outstanding Options to purchase 1,684,615 shares of Company Common Stock and 304,515 shares of Company Common Stock subject to RSUs, and 1,038,925 shares of Company Common Stock were reserved for issuance under the Stock Plans (including upon exercise of the Options).  Such issued and outstanding shares of Company Common Stock have been, and all shares that may be issued pursuant to any Stock Plan will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued, are, or in the case of shares that have not yet been issued, will be, fully paid and nonassessable and free of preemptive rights.  Section 3.2(a) of the Company Disclosure Letter sets forth, as of the close of business on May 1, 2010, (i) each Option of the Company outstanding, the number of shares of Company Common Stock issuable thereunder and the expiration date and the exercise or conversion price relating thereto and (ii) each RSU outstanding, the number of shares of Company Common Stock subject to such RSU, and the vesting schedule of such RSU.  The Stock Plans set forth in Section 3.2(a) of the Company Disclosure Letter are the only plans or programs the Company or any of its Subsidiaries has maintained under which stock options, restricted shares, RSUs, stock appreciation rights, performance shares or other compensatory equity-based awards have been granted and remain outstanding or may be granted.  The Company has not, subsequent to May 1, 2010, declared or paid any dividend, or declared or made any distribution on, or authorized the creation or issuance of, or issued, or authorized or effected any split-up or any other recapitalization of, any of its capital stock, or directly or indirectly redeemed, purchased or otherwise acquired any of its outstanding capital stock, or issued or authorized the issuance of, any Options, restricted shares, RSUs, stock appreciation rights, performance shares or other compensatory equity-based awards.  The Company has not heretofore agreed to take any such action, and there are no outstanding contractual obligations of the Company of any kind to redeem, purchase or otherwise acquire any outstanding shares of capital stock of the Company.  Other than the Company Common Stock, there are no outstanding bonds, debentures, notes or other indebtedness or securities of the Company having the right to vote (or, other than the outstanding Options, convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote.

(b)           (i) As of May 1, 2010, no shares of capital stock or other securities of the Company are issued, reserved for issuance or outstanding, and (ii) there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company or any of the Company Subsidiaries is a party or by which any of them is bound obligating the Company or any of the Company Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other securities of the Company or of any of the Company Subsidiaries or obligating the Company or any of the Company Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking.

SECTION 3.3.   Authorization; No Conflict.

(a)           The Company has the requisite corporate power and authority to enter into and deliver this Agreement and all other agreements and documents contemplated hereby to which it is a party and to carry out its obligations hereunder and thereunder.  The execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder and the consummation by the Company of the Transactions have been duly authorized by the Company Board.  No other corporate proceedings on the part of the Company or any of the Company Subsidiaries are necessary to authorize the execution and delivery of this Agreement, the performance by the Company of its obligations hereunder and the consummation by the Company of the Transactions, except, in the case of the Merger, the affirmative vote to adopt this Agreement by the holders of a majority of the shares of Company Common Stock outstanding and entitled to vote at the Company Stockholders Meeting (the “Required Company Stockholder Vote”).  This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable in accordance with its terms, subject to bankruptcy, insolvency or similar Laws affecting the enforcement of creditors rights generally and equitable principles of general applicability.

(b)           The Company Board, at a meeting duly called and held, duly and unanimously adopted resolutions (i) approving this Agreement, the Merger and the other transactions contemplated by this Agreement (collectively, the “Transactions”), (ii) determining that the terms of the Merger and the other Transactions are fair to and in the best interests of the Company and its stockholders, (iii) recommending that the holders of Company Common Stock adopt this Agreement, (iv) declaring that this Agreement is advisable and (v) approving the Voting Agreements and any other arrangements with respect to the Merger under which Parent or any of its Affiliates might be deemed or become an “interested shareholder” under Section 203 of the DGCL.  Such resolutions are sufficient to render inapplicable to Parent and Merger Sub and this Agreement, the Merger and the other Transactions the provisions of Section 203 of the DGCL, assuming the facts set forth in Section 4.9.

(c)           Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the Transactions nor compliance by the Company with any of the provisions herein will (i) result in a violation or breach of or conflict with the certificate or articles of incorporation or bylaws or other similar organizational documents of the Company or any of the Company Subsidiaries, (ii) result in a material violation or breach of or conflict in any material respect with any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination, cancellation of, or give rise to a right of purchase under, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any Lien upon any of the properties or assets owned or operated by the Company or any Company Subsidiaries under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, contract, Lease, agreement or other instrument or obligation of any kind to which the Company or any of the Company Subsidiaries is a party or by which the Company or any of the Company Subsidiaries or any of their respective properties or assets may be bound, (iii) subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in paragraph (d) below, violate any judgment, ruling, order, writ, injunction or decree (“Judgment”) applicable to the Company or any of the Company Subsidiaries or any of their respective properties or assets, or (iv) subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in paragraph (d) below, violate in any material respect any statute, law, ordinance, rule or regulation (“Law”) applicable to the Company or any of the Company Subsidiaries or any of their respective properties or assets.

(d)           No consent, approval, order or authorization of, or registration, declaration or filing with, any Federal, state, local or foreign governmental or regulatory authority (a “Governmental Authority”) is necessary to be obtained or made by the Company or any Company Subsidiary in connection with the Company’s execution, delivery and performance of this Agreement or the consummation by the Company of the Transactions, except for (i) compliance with the DGCL, with respect to the filing of the Certificate of Merger, (ii) compliance with and filings pursuant to the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”), (iii) the filing with the SEC of a proxy statement relating to the Company Stockholders Meeting (as defined in Section 6.1(b)) (such proxy statement, as amended or supplemented from time to time, the “Proxy Statement”) and such reports under Section 13 or 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations promulgated thereunder, as may be required in connection with this Agreement and the Transactions, (iv) compliance with the rules of The Nasdaq Stock Market LLC (“Nasdaq”), and (v) compliance with the “blue sky” laws of various states.

SECTION 3.4.   Subsidiaries.

(a)           The Company Subsidiaries and their respective jurisdictions of organization are identified in Section 3.4(a) of the Company Disclosure Letter.  As used in this Agreement, (i) “Subsidiary” means with respect to any Person, another Person, an amount of the voting securities or other voting ownership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first Person; and (ii) “Person” means an individual, corporation, partnership, limited partnership, joint venture, association, trust, unincorporated organization, limited liability company or other entity.

(b)           All of the outstanding shares of capital stock or other equity securities of, or other ownership interests in, each Company Subsidiary are, where applicable, duly authorized, validly issued, fully paid and nonassessable, and such shares, securities or interests are owned by the Company or by a Company Subsidiary free and clear of any Liens or limitations on voting rights.  There are no subscriptions, options, warrants, calls, rights, convertible securities or other agreements or commitments of any character relating to the issuance, transfer, sales, delivery, voting or redemption (including any rights of conversion or exchange under any outstanding security or other instrument) for any of the capital stock or other equity interests of, or other ownership interests in, any Company Subsidiary.  There are no agreements requiring the Company or any Company Subsidiary to make contributions to the capital of, or lend or advance funds to, any Company Subsidiary.  As used in this Agreement, “Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.  Except for equity interests in the Company Subsidiaries, the Company does not own, directly or indirectly, any capital stock and/or other ownership interest in any Person.

SECTION 3.5.   SEC Reports; Financial Statements; Undisclosed Liabilities.

(a)           Since January 1, 2008, the Company has timely filed with the SEC all forms, reports, schedules, registration statements, definitive proxy statements and other documents (collectively, including all exhibits thereto, the “Company SEC Reports”) required to be filed by the Company with the SEC.  As of their respective dates, and giving effect to any amendments or supplements thereto filed prior to the date of this Agreement, the Company SEC Reports complied in all material respects as to form and substance with the requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Exchange Act, and the respective rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Reports, and none of the Company SEC Reports contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.  None of the Company Subsidiaries is required to file any forms, reports or other documents with the SEC pursuant to Section 13 or 15 of the Exchange Act.

(b)           The consolidated balance sheets and the related consolidated statements of income, stockholders’ equity and cash flows (including, in each case, any related notes and schedules thereto) (collectively, the “Company Financial Statements”) of the Company contained in the Company SEC Reports comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in conformity with United States generally accepted accounting principles (“GAAP”) (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as otherwise noted therein or to the extent required by GAAP) and present fairly in all material respects the consolidated financial position and the consolidated results of operations and cash flows of the Company and the Company Subsidiaries as of the dates or for the periods presented therein (subject, in the case of unaudited statements, to normal year-end adjustments).

(c)           The consolidated balance sheets and the related consolidated statements of income, stockholders’ equity and cash flows of the Company for the fiscal quarter ended March 28, 2010 set forth in Section 3.5(c) of the Company Disclosure Schedule have been prepared in conformity with GAAP (except for the absence of footnotes) applied on a consistent basis during the periods involved (except as otherwise noted therein or to the extent required by GAAP) and present fairly in all material respects the consolidated financial position and the consolidated results of operations and cash flows of the Company and the Company Subsidiaries as of the date or for the period presented therein (subject to normal year-end adjustments).

(d)           Except as reflected in the Company Financial Statements, neither the Company nor any of the Company Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent, matured, unmatured or otherwise) required by GAAP to be set forth on a consolidated balance sheet of the Company and the Company Subsidiaries or in the notes thereto, or, if not required by GAAP, that are material to the Company, other than any liabilities incurred in the ordinary course of business since December 27, 2009 which, are not, in the aggregate, material.

(e)           With respect to each annual report on Form 10-K, each quarterly report on Form 10-Q and each amendment of any such report included in the Company SEC Reports filed since January 1, 2008, the principal executive officer and principal financial officer of the Company (or each former principal executive officer and each former principal financial officer of the Company) have made all certifications required by the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and any related rules and regulations promulgated by the SEC.

(f)           The Company’s system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) is reasonably sufficient in all material respects to provide reasonable assurance (i) that transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles in the United States, (ii) that receipts and expenditures are executed in accordance with the authorization of management, and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Company’s assets that would materially affect the Company’s financial statements.  No significant deficiency or material weakness was identified in management’s assessment of internal controls as of December 27, 2009 (nor has any such deficiency or weakness been identified between that date and the date of this Agreement).

(g)           The Company’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) are reasonably designed to ensure that (i) all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Securities Act is recorded, processed, summarized and reported to the individuals responsible for preparing such reports within the time periods specified in the rules and forms of the SEC, and (ii) all such information is accumulated and communicated to the Company’s management or to other individuals responsible for preparing such reports as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the principal executive officer and principal financial officer of the Company required under the Exchange Act with respect to such reports.

(h)           The Company is in compliance in all material respects with all current listing and corporate governance requirements of Nasdaq, and is in compliance in all material respects with all rules, regulations and requirements of the Sarbanes-Oxley Act.

SECTION 3.6.   Absence of Material Adverse Changes, etc.  Since December 27, 2009, the Company and the Company Subsidiaries have conducted their business in the ordinary course of business consistent with past practice and between December 27, 2009 and the date of this Agreement, there has not been or occurred any event, condition, change, occurrence or development that, individually or in the aggregate (i) has had or would reasonably be expected to have a Company Material Adverse Effect, or (ii) would have required the consent of Parent under Section 5.1(b) of this Agreement had such action or event occurred after the date of this Agreement.

SECTION 3.7.   Litigation.  There are no material suits, actions or legal, administrative, arbitration or other proceedings or governmental investigations pending and served or, to the knowledge of the Company, pending and not served or threatened, against the Company or any of the Company Subsidiaries or to which the Company or any of the Company Subsidiaries is a party.  There are no Judgments of any Governmental Authority or arbitrator outstanding against the Company or any of the Company Subsidiaries.  There are no suits, actions or legal, administrative, arbitration or other proceedings or governmental investigations pending and served or, to the knowledge of the Company, pending and not served or threatened, against the Company or any of the Company Subsidiaries or to which the Company or any of the Company Subsidiaries is a party which challenges the right or power of the Company or any of its Subsidiaries to enter into or perform any of its obligations under this Agreement, or the validity or enforceability of this Agreement or any action taken hereunder.  As of the date of this Agreement, there was no suit, action or legal, administrative, arbitration or other similar proceeding or governmental investigation pending or, to the Company’s knowledge, threatened which would reasonably be expected to result in injunctive relief, monetary Judgment(s) in excess of $250,000 individually or in the aggregate or findings of criminal misconduct of the Company or any Company Subsidiary.

SECTION 3.8.   Information Supplied.  Each document required to be filed by the Company with the SEC or required to be distributed or otherwise disseminated to the Company’s stockholders in connection with the Transactions, including the Proxy Statement to be filed with the SEC for use in connection with the solicitation of proxies from the Company’s stockholders in connection with the adoption of this Agreement and the Company Stockholders Meeting, and any amendments or supplements thereto, when filed, distributed or disseminated, as applicable, will comply as to form and substance in all material respects with the applicable requirements of the Exchange Act.  None of the information supplied or to be supplied by the Company specifically for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the holders of Company Common Stock or at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.  The Proxy Statement will comply as to form and substance in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder.  No representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Merger Sub in writing specifically for inclusion or incorporation by reference in the Proxy Statement.

SECTION 3.9.   Broker’s or Finder’s Fees.  Except for Cowen and Company, LLC (the “Company Financial Advisor”), no agent, broker, Person or firm acting on behalf of the Company or any Company Subsidiary or under the Company’s or any Company Subsidiary’s authority is or will be entitled to any advisory, commission or broker’s or finder’s fee or commission from any of the parties hereto in connection with any of the Transactions.  All fees, commissions and other amounts payable to the Company Financial Advisor in connection with the Transactions are set forth in Section 3.9 of the Company Disclosure Letter.

SECTION 3.10.   Employee Plans. a) Section 3.10 of the Company Disclosure Letter sets forth all Company Employee Benefit Plans.  As used in this Agreement, “Company Employee Benefit Plan” means an Employee Benefit Plan maintained, adopted, sponsored, contributed or required to be contributed to by the Company or any entity with which the Company is considered a single employer under Section 414(b), (c) or (m) of the Code (“Company ERISA Affiliates”) with respect to any current or former employee, officer or director of the Company or any of the Company Subsidiaries or any beneficiary or dependent thereof and under which the Company or any Company ERISA Affiliate would reasonably be expected to have any material liability.  As used in this Agreement, “Employee Benefit Plan” means any material plan, program, policy, practice, agreement or other arrangement, whether written or unwritten, relating to pension, profit-sharing, bonus, incentive compensation, deferred compensation, vacation, sick pay, stock purchase, stock option, phantom equity, severance, supplemental unemployment, hospitalization or other medical, life, or other insurance, long- or short-term disability, change of control, fringe benefit or any other similar employee benefits.

(b)           With respect to each Company Employee Benefit Plan, the Company has made available to Parent a true, correct and complete copy of:  (i) each written Company Employee Benefit Plan and all amendments thereto, if any; (ii) the most recent Annual Report (Form 5500 Series) including all applicable schedules, if any; (iii) the current summary plan description and any modifications thereto, if any, or any written summary provided to participants with respect to any plan for which no summary plan description exists; (iv) the most recent determination letter (or if applicable, advisory or opinion letter) from the Internal Revenue Service, if any; and (v) all notices given to such Company Employee Benefit Plan, the Company, or any Company ERISA Affiliate by the Internal Revenue Service, Department of Labor, Pension Benefit Guarantee Corporation, or other governmental agency relating to such Company Employee Benefit Plan.  For the purposes of this Agreement, a document shall be deemed to have been “made available” by the Company if it has been (i) listed as an exhibit to the Annual Report and filed by the Company on the SEC’s Electronic Data Gathering, Analysis and Retrieval System (“EDGAR”) in unredacted form, (ii) filed by the Company on EDGAR in unredacted form between (and including) December 27, 2009 and the date that is two days prior to the date of this Agreement or (iii) produced by the Company in the electronic dataroom established in connection with the negotiation of this Agreement for purposes of review by Parent and its legal counsel and advisors and as set forth on the data room index attached as Section 3.10(b) of the Company Disclosure Letter.

(c)           Each Company Employee Benefit Plan that is intended to be “qualified” within the meaning of Section 401(a) of the Code (“Qualified Company Employee Benefit Plan”) has been the subject of a favorable determination letter (or, if applicable, advisory or opinion letter) from the Internal Revenue Service that has not been revoked, and to the Company’s knowledge, no event has occurred and no condition exists that would reasonably be expected to materially adversely affect the qualified status of any such Company Employee Benefit Plan.

(d)           (i) Each Company Employee Benefit Plan has been operated and administered in all material respects in accordance with its provisions and in compliance with all applicable provisions of ERISA and the Code; and (ii) all contributions required to be made to any Company Employee Benefit Plan have been made or the amount of such payment or contribution obligation has been reflected in the Annual Report.

(e)           To the knowledge of the Company, neither the Company nor any Company Subsidiary has engaged in any prohibited transaction, within the meaning of Section 4975 of the Code or Section 406 of ERISA, as a fiduciary or party in interest with respect to any Company Employee Benefit Plan; and to the knowledge of the Company, no prohibited transaction has occurred with respect to any Company Employee Benefit Plan.

(f)           Neither the Company nor any Company ERISA Affiliate has, at any time during the last six years, sponsored, contributed to or been obligated to contribute to any pension plan subject to Title IV of ERISA, any “multiemployer plan” (as defined in Section 3(37) of ERISA) or a plan that has two or more contributing sponsors at least two of whom are not under common control (within the meaning of Section 4063 of ERISA).

(g)           No Company Employee Benefit Plan that is a welfare plan within the meaning of Section 3(1) of ERISA provides benefits or coverage following retirement or other termination of employment other than as required by Part 6 of Subtitle B of Title I of ERISA or Section 4980B of the Code or under a similar state Law (collectively, “COBRA”), or claims incurred on or before the end of the month on or immediately following the termination date of any employee.  The requirements of COBRA have been met in all material respects with respect to each Company Employee Benefit Plan that is a welfare plan within the meaning of Section 3(1) of ERISA

(h)           Neither the execution and delivery of this Agreement nor the consummation of the Transactions will (i) result in any material payment (including without limitation severance, unemployment compensation, bonus or otherwise) becoming due to any director, officer or employee of the Company under any Company Employee Benefit Plan or otherwise, (ii) result in a payment or benefit becoming due to any director, officer or employee of the Company under any Plan or otherwise which will be characterized as an “excess parachute payment” within the meaning of Section 280G(b)(1) of the Code that is subject to the imposition of an excise Tax under section 4999 of the Code, (iii) materially increase any benefits otherwise payable under any Company Employee Benefit Plan, or (iv) result in the acceleration of the time of payment or vesting of any such benefits to any material extent.

(i)           As used in this Agreement, “Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder, and “ERISA” means the Employee Retirement Income Securities Act of 1974, as amended, and the rules and regulations promulgated thereunder.

SECTION 3.11.   Opinion of Financial Advisor.  The Company Board has received from the Company Financial Advisor an opinion to the effect that, as of the date of the opinion and subject to the qualifications, considerations, assumptions and limitations set forth therein, the consideration to be received by holders of Company Common Stock in the Merger is fair, from a financial point of view, to the holders of the Company Common Stock (other than Parent, Merger Sub and their affiliates).  The Company has provided a copy of such opinion to Parent.

SECTION 3.12.   Taxes.

(a)           (i) Each of the Company and each Company Subsidiary has timely filed all material Federal, state, local, and other Tax Returns required to be filed by it in the manner prescribed by applicable Law and all such Tax Returns are true, complete and correct; (ii) all Taxes due and payable by the Company and each Company Subsidiary have been paid in full and the Company and each Company Subsidiary has made adequate reserves in accordance with GAAP (or adequate reserves in accordance with GAAP have been made on its behalf) for all accrued Taxes not yet due in all material respects and (iii) all material amounts of Taxes required to be withheld by the Company and each Company Subsidiary have been withheld and paid over to the appropriate Tax authority.  The accruals and reserves for Taxes reflected in the Annual Report are adequate to cover all Taxes accruing through such date.  There are no Liens for any material amount of Taxes on any of the assets, rights or properties of the Company or any Company Subsidiary with respect to Taxes, other than Liens for Taxes not yet due and payable or for Taxes that the Company or a Company Subsidiary is contesting in good faith through appropriate proceedings (all of which contested Taxes are set forth in Section 3.12(a) of the Company Disclosure Letter) and, in each case, for which the Company or the appropriate Company Subsidiary has set aside adequate reserves in accordance with GAAP.

(b)           (i) There is no claim, audit, action, suit, proceeding or investigation currently pending or, to the knowledge of the Company threatened against or with respect to the Company or any Company Subsidiary in respect of any material Tax or material Tax asset; and (ii) neither the Company nor any Company Subsidiary has waived any statute of limitations in respect of a material amount of Taxes or agreed to any extension of time with respect to an assessment or deficiency for a material amount of Taxes (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course).

(c)           Neither the Company nor any Company Subsidiary has been a party to a “reportable transaction” or a “listed transaction” within the meaning of Treas. Reg. Sec. 1.6011-4(b).

(d)           Neither the Company nor any Company Subsidiary is a party to any Tax sharing agreement, Tax indemnity obligation or similar agreement, arrangement or practice with respect to Taxes (including any advance pricing agreement, closing agreement or other agreement relating to Taxes with any taxing authority).

(e)           The Federal income Tax Returns of the Company and the Company Subsidiaries have been examined by and settled with the United States Internal Revenue Service or have expired or otherwise have been closed by virtue of the expiration of the relevant statute of limitations for all taxable periods ending on or before December 25, 2005.

(f)           Neither the Company nor any Company Subsidiary (i) has been a member of an affiliated group filing a consolidated Federal income Tax Return (other than a group the common parent of which was the Company); or (ii) has any liability for the Taxes of any Person (other than the Company or any Company Subsidiary) under Treas. Reg. Sec. 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee, successor, by contract or otherwise.

(g)           Neither the Company nor any Company Subsidiary has distributed the stock of another company in a transaction that was purported or intended to be governed by Section 355 or Section 361 of the Code.

(h)           As of the date of this Agreement, neither the Company nor any Company Subsidiary has agreed or been requested by a Governmental Authority to make any adjustment under Code Section 481(a), by reason of a change in accounting method or otherwise, which, either individually or in the aggregate, would have a Material Adverse Effect.

(i)           As used in this Agreement “Taxes” means all taxes, levies or other like assessments, charges or fees (including estimated taxes, charges and fees), including income, franchise, profits, corporations, advance corporation, gross receipts, transfer, excise, property, sales, use value-added, ad valorem, license, capital, wage, employment, payroll, withholding, social security, severance, occupation, import, custom, stamp, alternative, add-on minimum, environmental or other governmental taxes or charges, imposed by any Federal, state, county, local or foreign government or subdivision or agency thereof, including any interest, penalties or additions to tax applicable or related thereto.  As used in this Agreement, “Tax Return” means any report, return, statement, declaration or other written information required to be supplied to a taxing or other governmental authority (including any schedule or attachment thereto) in connection with Taxes, including any amendment thereof.

SECTION 3.13.   Environmental Matters.

(a)           Except as, individually or in the aggregate, would not be material to the Company:

(i)           The Company and the Company Subsidiaries have been and are otherwise in compliance with all applicable Environmental Laws and there are no pending or, to the knowledge of the Company, threatened demands, claims, information requests or notices of non-compliance or violation regarding the Company or any Company Subsidiary relating to any liability under any Environmental Law.

(ii)           To the knowledge of the Company, there are no conditions on any real property owned, leased or operated by the Company or any Company Subsidiary that would reasonably be expected to give rise to any violation of or result in any liability under any Environmental Laws.

(iii)           All permits, notices, approvals and authorizations, if any, required to be obtained or filed in connection with the operation of the Company’s and the Company Subsidiaries’ businesses and the operation or use of any real property owned, leased or operated by the Company or any Company Subsidiary have been duly obtained or filed, are currently in effect, and the Company and the Company Subsidiaries are in compliance with the terms and conditions of all such permits, notices, approvals and authorizations.

(b)           As used in this Agreement, (i) “Environmental Laws” means any Federal, foreign, state and local Law or legal requirement, including regulations, orders, permits, licenses, approvals, ordinances, directives and the common Law, pertaining to pollution, the environment, the protection of the environment or human health and safety, including the Clean Air Act, the Clean Water Act, the Resource Conservation and Recovery Act (“RCRA”), the Comprehensive Environmental Response, Compensation, and Liability Act (“CERCLA”), the Occupational Safety and Health Act, the Toxic Substances Control Act, the Hazardous Materials Transportation Act, the Safe Drinking Water Act, the Federal Insecticide, Fungicide, and Rodenticide Act, the Emergency Planning and Community Right-to-Know Act and any similar Federal, foreign, state or local Law and (ii) “Hazardous Substance” means (a) any “hazardous substance,” as defined by CERCLA, (b) any “hazardous waste,” as defined by RCRA, and (c) any pollutant, contaminant, waste or hazardous, dangerous or toxic chemical, material or substance, including asbestos, radiation and radioactive materials, polychlorinated biphenyls, petroleum and petroleum products and by-products, lead, pesticides, natural gas, and nuclear fuel, all within the meaning of any applicable Law of any applicable Governmental Authority relating to or imposing liability or standards of conduct pertaining thereto.

SECTION 3.14.   Compliance with Laws.

(a)           Neither the Company nor the Company Subsidiaries is, or at any time during the two-year period prior to the date of this Agreement has been, in violation of any Law applicable to the Company or the Company Subsidiaries or by which any of their respective properties are bound or any regulation issued under any of the foregoing or has been notified in writing by any Governmental Authority of any violation, or any investigation with respect to any such Law, except as, individually or in the aggregate, would not be material to the Company.

(b)           The Company and the Company Subsidiaries have all registrations, franchises, applications, licenses, requests for approvals, exemptions, permits and other regulatory authorizations (“Authorizations”) from Governmental Authorities required to conduct their respective businesses as now being conducted, except as, individually or in the aggregate, would not be material to the Company.  The Company and its Subsidiaries are in compliance with all such Authorizations, except as, individually or in the aggregate, would not be material to the Company.

SECTION 3.15.   Intellectual Property.  Except as has not had, and would not reasonably be expected to be, individually or in the aggregate, material to the Company, either the Company or a Company Subsidiary owns, or is licensed to use, subject to any existing licenses or other grants to third parties, all Intellectual Property used in or necessary to conduct their respective businesses as currently conducted (collectively, the “Company Intellectual Property Rights”).  To the Company’s knowledge, the conduct of the business of the Company and the Company Subsidiaries, as currently conducted, does not infringe, violate or constitute a misappropriation of any material Intellectual Property of any third party.  There are no pending, or to the knowledge of the Company threatened, (i) material claims by any Person, alleging infringement, misappropriation, violation or dilution by the Company or the Company Subsidiaries of any Intellectual Property of a third party or challenging the validity, enforceability, ownership or use of any of the Company Intellectual Property Rights and (ii) material claims by the Company or its Subsidiaries alleging infringement, misappropriation, violation or dilution by a third party of any Company Intellectual Property Rights.  No material Company Intellectual Property Right will terminate or cease to be a valid right of the Company or the Company Subsidiaries by reason of the execution and delivery of this Agreement by the Company, the performance of the Company of its obligations hereunder, or the consummation by the Company of the Merger.  The Company has not granted any material license, sublicenses or any other rights in, to or under the Company Intellectual Property Rights.  To the knowledge of the Company, there is no current infringement, misappropriation, violation or dilution by any third party of any Company Intellectual Property Rights.  Section 3.15 of the Company Disclosure Letter sets forth a complete and correct list of each of (i) each registered Company Mark and (ii) each material unregistered Company Mark.  The Company or one of its Subsidiaries owns all right, title and interest in and to the Company Marks free and clear of all Encumbrances and has made all necessary filings, recordations and payments to protect and maintain their interests in the Company Marks.  All the Company Marks are valid and subsisting, none of the Company Marks has been opposed or challenged and no proceeding has been commenced or, to the Company’s knowledge, threatened that would seek to prevent the use by the Company or any of its Subsidiaries of any Company Mark.  Section 3.15 of the Company Disclosure Letter includes a list of all fees due in connection with the registration and/or maintenance of any of the Company Marks during the twelve-month period immediately following the date hereof, including the amounts due, due dates and authorities to which payment must be made.  No other payments to any third party are or will become, by reason of the execution and delivery of this Agreement by the Company, the performance of the Company of its obligations hereunder, or the consummation by the Company of the Merger, due or owing in connection  with the Company Marks, the rights therein and/or the ownership thereof.  As used in this Agreement, “Intellectual Property” means all patents, inventions, copyrights, software, trademarks, service marks, domain names, trade dress, trade secrets and all other intellectual property and intellectual property rights of any kind or nature; and “Company Marks” means all trademarks, service marks, trade names, Internet domain names, trade dress, and the goodwill associated therewith, and all registrations or applications for registration thereof that are used by the Company or any Company Subsidiary in their respective businesses or otherwise owned by the Company or any Company Subsidiary.

SECTION 3.16.   Employment Matters.  Neither the Company nor any Company Subsidiary is a party to or otherwise bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is any such contract or agreement presently being negotiated, nor, to the knowledge of the Company, is there, a representation campaign respecting any of the employees of the Company or any of the Company Subsidiaries.  As of the date of this Agreement, there is no pending or, to the knowledge of the Company, threatened, labor strike, dispute, walkout, work stoppage, slow-down or lockout involving the Company or any of the Company Subsidiaries which, individually or in the aggregate, would be material to the Company.  Hours worked by and payments made to the employees of the Company and each Company Subsidiary comply in all material respects with the Fair Labor Standards Act and each other federal, state, local or foreign law applicable to such matter.  All material payments due from the Company and each Company Subsidiary for employee health and welfare insurance have been paid or accrued as a liability on the books of the Company or such Company Subsidiary.  As of the date of this Agreement, there is no organizing activity involving the Company or any Company Subsidiary that is material to the their business taken as a whole pending or, to the Company’s knowledge, threatened by any labor union or group of employees.  As of the date of this Agreement, there are no representation proceedings involving the Company or any Company Subsidiary that are material to their businesses taken as a whole pending or, to the Company’s knowledge, threatened with the National Labor Relations Board or similar foreign Governmental Authority, and no labor organization or group of employees of the Company or any Company Subsidiary has made a pending demand for recognition.  As of the date of this Agreement, neither the Company nor any Company Subsidiary has been notified in writing by any Governmental Authority of any complaints or charges against the Company or any Company Subsidiary pending or threatened to be filed with any Governmental Authority or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment by the Company or any of Company Subsidiary of any individual, except where any such complaint or charge would not, individually or in the aggregate, reasonably be expected to result in damages or liabilities to the Company or any of the Company Subsidiaries in excess of $250,000 in the aggregate.  As of the date of this Agreement, no employees or officers of the Company or any Company Subsidiary had claims to severance or similar payment as a result of the consummation of the Transactions exceeding $450,000 in the aggregate.

SECTION 3.17.   Insurance.  The Company and the Company Subsidiaries maintain insurance coverage adequate and customary in the industry for the operation of their respective businesses (taking into account the cost and availability of such insurance).  All such insurance policies are in full force and effect and all related premiums have been paid to date.  There is no material claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds.  To the Company’s knowledge, there has been no threatened termination of, or material premium increase outside of the ordinary course of business with respect to, any of such policies.  Section 3.17 of the Company Disclosure Letter sets forth a description of each such policy or bond which provides coverage for the Company or any of the Company Subsidiaries.  The Transactions will not cause the termination or modification of any such policy or bond.

SECTION 3.18.   Material Contracts.

(a)           Except for this Agreement, none of the Company or any of the Company Subsidiaries is a party to or bound by:  (i) any Contract that would be required to be filed by the Company as an exhibit to a registration statement on Form S-1 pursuant to Item 601(b) of Regulation S-K promulgated by the SEC; (ii) any Contract containing covenants binding upon the Company or any Company Subsidiary that materially restricts the ability of the Company or any Company Subsidiary (or which, following the consummation of the Merger, could materially restrict the ability of the Parent or the Surviving Corporation) to compete in any business that is material to the Company and the Company Subsidiaries, taken as a whole, as of the date of this Agreement, or with any person or in any geographic area, except for any such Contract that may be cancelled without penalty by the Company or any Company Subsidiary upon notice of 60 days or less; (iii) any Contract with respect to a material joint venture or material partnership agreement; (iv) any Contract with any director, officer or Affiliate of the Company or any Company Subsidiary (other than any Company Employee Benefit Plan); (v) any Contract for the acquisition, disposition, or sale of material properties or assets (by merger, purchase or sale of stock or assets or otherwise); (vi) any lease or sublease to which the Company or any Company Subsidiary is a party as either lessor or lessee, (1) providing for payments of any amount if such lease is of real property, and (2) providing for annual payments of $200,000 or more, or aggregate payments after the date hereof in excess of $500,000 if such lease is of personal property; (vii) any Contract relating to Indebtedness, whether incurred, assumed, guaranteed or secured by any asset, with principal amount in excess of $100,000; (viii) any Contract under which the Company or any Company Subsidiary has, directly or indirectly, made any loan, capital contribution to, or any other investment in, any Person (other than the Company or any Company Subsidiary, and other than investments in marketable securities in the ordinary course of business consistent with past practices); (ix) any employment, deferred compensation, severance, bonus, retirement or other similar agreement entered into by the Company or any Company Subsidiary, on the one hand, and any director or officer of the Company or any other employee of the Company or any Company Subsidiary receiving annual cash compensation of $250,000 or more, on the other hand; (x) any Contract, other than Leases, contemplating payments by the Company or any Subsidiary of more than $500,000 in any calendar year; and (xi) each amendment, supplement or modification in respect of any of the foregoing Contracts or any commitment or agreement to enter into any of the foregoing contracts.  Each such Contract described in clauses (i) through (xi) is referred to herein as a “Company Material Contract.”  “Contract” means any agreement, contract, obligation, arrangement, undertaking or other commitment that is legally binding.

(b)           Each of the Company Material Contracts is valid and binding on the Company and each Company Subsidiary party thereto and, to the knowledge of the Company, each other party thereto and is in full force and effect,.  There is no default under any Company Material Contract by the Company or any Company Subsidiary and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Company or any Company Subsidiary, in each case except as would not, individually or in the aggregate, would be material to the Company.

SECTION 3.19.   Properties.

(a)           The Company or one of its Subsidiaries has good title to all the properties and assets reflected in the latest audited balance sheet included in the Company SEC Reports as being owned by the Company or one of its Subsidiaries or acquired after the date thereof that are material to the Company’s business on a consolidated basis (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business), free and clear of all Liens other than Permitted Liens.  “Permitted Liens” means (i) such Liens as are set forth in Section 3.19(a) of the Company Disclosure Letter, (ii) mechanics’, carriers’, workmen’s, repairmen’s or other like Liens arising or incurred in the ordinary course of business, and not caused, in whole or in part, by the Company’s or any Company Subsidiary’s failure to pay any obligation when due, (iii) Liens on equipment arising under original purchase price conditional sales Contracts and equipment leases with third parties with respect to such equipment entered into in the ordinary course of business, (iv) Liens for Taxes and other governmental charges that are not due and payable or are being contested in good faith, (v) Liens disclosed in the Company Financial Statements or the notes thereto, (vi) recorded easements, covenants, restrictions, rights-of-way, zoning, building restrictions and other similar matters, (vii) landlord’s or lessor’s liens under leases to which the Company or a Company Subsidiary is a party, and (viii) other imperfections of title, licenses or Liens, if any, which do not and will not materially impair the continued use and operation of the assets to which they relate in the conduct of the business of the Company and its Subsidiaries as currently conducted.

(b)            (i) Each lease or license pursuant to which the Company and the Company Subsidiaries leases, subleases or licenses any real property (collectively, the “Leases”) is valid and binding on the Company and each of its Subsidiaries party thereto and, to the knowledge of the Company, each other party thereto and is in full force and effect; (ii) there is no material breach or default under any Lease by the Company or any of its Subsidiaries or, to the knowledge of the Company, any other party thereto; (iii) no event has occurred that with or without the lapse of time or the giving of notice or both would constitute a material breach or default under any Lease by the Company or any of its Subsidiaries or, to the knowledge of the Company, any other party thereto; (iv) the Company or one of its Subsidiaries that is either the tenant or licensee named under the Lease has a good and valid leasehold interest in each parcel of real property which is subject to a Lease and is in possession of the properties purported to be leased or licensed thereunder; and (v) the Company has not assigned, sublet, mortgaged or otherwise encumbered any of its rights or interests under any of the Leases.  True and complete copies of all Leases (including all amendments, side letters and other documents relating thereto) listed pursuant to Section 3.18(a)(vi) have been made available to Parent.

(c)           All tangible assets owned or leased by the Company or the Company Subsidiaries (including all property under the Leases) have been maintained in all material respects in accordance with generally accepted industry practice, are in all material respects in good operating condition and repair, ordinary wear and tear excepted, and are adequate for the uses to which they are being put.  Neither the Company nor any Company Subsidiary owns any real property.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub hereby jointly and severally represent and warrant to the Company as follows:

SECTION 4.1.   Organization.  Each of Parent and Merger Sub is a corporation organized, validly existing and in good standing under the laws of the jurisdiction of its organization.  Each of Parent and Merger Sub has all requisite power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, operate and lease its properties and to carry on its business as now conducted, except for such franchises, licenses, permits, authorizations and approvals, the lack of which, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.  A “Parent Material Adverse Effect” means a material adverse effect on the ability of either Parent or Merger Sub to perform its obligations under this Agreement or to consummate the Merger and the other Transactions.  The copies of the certificate of incorporation and bylaws of Parent and Merger Sub that have been provided to the Company are complete and correct copies of such documents and contain all amendments thereto as in effect on the date of this Agreement.

SECTION 4.2.   Merger Sub; Operations and Ownership of Shares.  Merger Sub is a direct, wholly owned subsidiary of Parent that was formed solely for the purpose of engaging in the Transactions.  Parent has been formed solely for the purpose of engaging in the Transactions.  Since the date of its incorporation and prior to the Effective Time, neither Parent nor Merger Sub has carried, and will not carry, on any business or conduct any operations other than the execution of this Agreement, the performance of its respective obligations hereunder and matters ancillary thereto.  Neither Parent nor Merger Sub owns (directly or indirectly) any shares of Company Common Stock or holds any rights to acquire any shares of Company Common Stock except pursuant to this Agreement.

SECTION 4.3.   Authorization; No Conflict.

(a)           Each of Parent and Merger Sub has the requisite corporate power and authority to enter into and deliver this Agreement and all other agreements and documents contemplated hereby to which it is a party and to carry out its obligations hereunder and thereunder.  The execution and delivery of this Agreement by Parent and Merger Sub, the performance by Parent and Merger Sub of their respective obligations hereunder and the consummation by Parent and Merger Sub of the Transactions have been duly authorized by the respective Boards of Directors of Parent and Merger Sub, and no other corporate proceedings on the part of Parent or Merger Sub (including any vote of any class or series of outstanding capital stock) are necessary to authorize the execution and delivery of this Agreement, the performance by Parent and Merger Sub of their respective obligations hereunder and the consummation by Parent and Merger Sub of the Transactions.  This Agreement has been duly executed and delivered by Parent and Merger Sub and constitutes a valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, subject to bankruptcy, insolvency or similar Laws affecting the enforcement of creditors rights generally and equitable principles of general applicability.

(b)           The respective Board of Directors of each of Parent and Merger Sub has, by resolutions duly adopted by unanimous written consent on or prior to the date hereof, and not subsequently rescinded or modified in any way, approved this Agreement, the Merger and the other Transactions.

(c)           None of the execution and delivery of this Agreement by Parent or Merger Sub, the consummation by Parent or Merger Sub of the Transactions or compliance by Parent or Merger Sub with any of the provisions herein will (i) result in a violation or breach of or conflict with the certificate or articles of incorporation or bylaws of Parent, Merger Sub or any subsidiary of Parent other than Merger Sub (the “Parent Subsidiaries”), (ii) result in a violation or breach of or conflict with any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination, cancellation of, or give rise to a right of purchase under, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any Lien upon any of the properties or assets owned or operated by Parent, Merger Sub or any of the Parent Subsidiaries under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, contract, lease, agreement or other instrument or obligation of any kind to which Parent, Merger Sub or any of the Parent Subsidiaries is a party or by which Parent or any of the Parent Subsidiaries or any of their respective properties or assets may be bound or (iii) subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in paragraph (d) below, violate any Judgment or Law applicable to Parent, Merger Sub or any of the Parent Subsidiaries or any of their respective properties or assets other than any such event described in items (ii) or (iii) which, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(d)           No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority is necessary to be obtained or made by Parent, any Parent Subsidiary or Merger Sub in connection with Parent’s or Merger Sub’s execution, delivery and performance of this Agreement or the consummation by Parent or Merger Sub of the Transactions, except for (i) compliance with the DGCL, with respect to the filing of the Certificate of Merger, (ii) compliance with the HSR Act, (iii) the filing with the SEC of such reports or schedules under Sections 13 or 16 of the Exchange Act, as may be required in connection with this Agreement, the Voting Agreements and the Transactions, (iv) compliance with the rules of Nasdaq and (v) such consents, approvals, orders, authorizations, registrations, declarations or filings, the lack of which, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

SECTION 4.4.   Information Supplied.  None of the information supplied or to be supplied by Parent or Merger Sub specifically for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the holders of Company Common Stock or at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.

SECTION 4.5.   Broker’s or Finder’s Fees.  No agent, broker, Person or firm acting on behalf of Parent, Merger Sub or any Parent Subsidiary or under Parent’s, Merger Sub’s or any Parent Subsidiary’s authority is or will be entitled to any advisory, commission or broker’s or finder’s fee or commission from any of the parties hereto in connection with any of the Transactions.

SECTION 4.6.   Absence of Litigation.  As of the date hereof, there are no suits, actions or legal, administrative, arbitration or other proceedings or governmental investigations pending or, to the knowledge of Parent, threatened in writing against Parent or any of its subsidiaries or any of its or their respective properties or assets, except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.  As of the date hereof, none of Parent or its subsidiaries is subject to any Judgment, except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

SECTION 4.7.   Availability of Funds; Solvency.

(a)           Parent has available and will have available through the Effective Time, the funds necessary to consummate the Merger and the other Transactions.

(b)           Assuming (i) satisfaction of the conditions to the obligation of Parent and Merger Sub to consummate the Merger and (ii) the accuracy of the representation as warranties of the Company set forth in Article 3 hereof, immediately after giving effect to the Transactions (including any financing in connection with the Transactions), as of the Effective Time, (A) the aggregate “fair saleable value” of the assets of the Surviving Corporation and its consolidated Subsidiaries, taken as a whole, as of such date, will exceed the value of all “liabilities” of the Surviving Corporation and its consolidated Subsidiaries, taken as a whole, on their existing debts (including contingent liabilities) as such debts become absolute and matured, (B) the Surviving Corporation and its consolidated Subsidiaries, taken as a whole, will not have, as of such date, an unreasonably small amount of capital for the operation of their businesses in which they are engaged or proposed to be engaged following such date, and (C) the Surviving Corporation and is consolidated Subsidiaries, taken as a whole, will be able to pay its liabilities, including contingent and other liabilities, as they mature.

SECTION 4.8.   Other Agreements or Understandings.  Parent has disclosed to the Company all Contracts, formal or informal arrangements or understandings (whether or not binding)(and, with respect to those that are written, Parent has furnished to the Company correct and complete copies thereof) between or among Parent, Merger Sub, or any affiliate of Parent, on the one hand, and any stockholder, member of the Board of Directors or officer of the Company, on the other hand relating to this Agreement, the Merger or any other transactions contemplated by this Agreement, or the ownership or operation of Parent, the Surviving Corporation or any of its Subsidiaries, businesses or operations (including as to continuing employment) from and after the Effective Time

SECTION 4.9.   Not Interested Stockholder.  From the date that is three years prior to the date of this Agreement, but without consideration of the Voting Agreements or any other contract or transaction with respect to this Agreement or the Merger, and assuming that the Company Board has approved the Transactions, this Agreement, the Voting Agreements and all other related agreements, neither Parent nor Merger Sub, nor any of their respective Affiliates or Associates (as such terms are defined in Section 203 of the DGCL), is or has been an “interested stockholder” of the Company for purposes of Section 203 of the DGCL.

SECTION 4.10.   No Additional Representations.  Parent acknowledges that it and its representatives have received access to such books and records, facilities, equipment, contracts and other assets of the Company that it and its representatives have desired or requested to review, and that it and its representatives have had full opportunity to meet with the management of the Company and to discuss the business and assets of the Company.  Parent acknowledges that neither the Company nor any person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Company furnished or made available to Parent and its representatives except as expressly set forth in Article III (which includes the Company Disclosure Letter and the Annual Report).  Without limiting the foregoing, the Company makes no representation or warranty to Parent with respect to any financial projection or forecast relating to the Company or any of its Subsidiaries.

ARTICLE 5
CONDUCT OF BUSINESS PENDING THE MERGER

SECTION 5.1.   Conduct of Business by the Company Pending the Merger.  The Company covenants and agrees that, prior to the Effective Time, unless Parent shall otherwise consent in writing, or except as expressly permitted or required pursuant to this Agreement:

(a)           The businesses of the Company and the Company Subsidiaries shall be conducted only in the ordinary and usual course of business and consistent with past practices, and the Company and the Company Subsidiaries shall use their commercially reasonable efforts to maintain and preserve intact their respective business organizations and to maintain their significant beneficial business relationships with suppliers, contractors, distributors, customers, landlords, licensors, licensees and others having material business relationships with them; and

(b)           Without limiting the generality of the foregoing Section 5.1(a), except as set forth in Section 5.1 of the Company Disclosure Letter or unless Parent shall otherwise consent in writing or except as expressly permitted or required pursuant to this Agreement, the Company shall not, and shall not permit any of the Company Subsidiaries to, do any of the following:

(i)           other than in ordinary course of business consistent with past practice, (A) acquire, sell, lease, transfer or dispose of any assets, rights or securities  that are material to the Company and the Company Subsidiaries, considered as a single enterprise, or (B) terminate, cancel, materially modify or enter into any material commitment, transaction, line of business or other agreement;

(ii)           acquire by merging or consolidating with or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business, corporation, partnership, association or other business organization or division thereof;

(iii)           amend or propose to amend its certificate of incorporation or bylaws or, in the case of the Company Subsidiaries, their respective constituent documents;

(iv)           declare, set aside or pay any dividend or other distribution payable in cash, capital stock, property or otherwise with respect to any shares of its capital stock;

(v)           purchase, redeem or otherwise acquire, or offer to purchase, redeem or otherwise acquire, any shares of its capital stock, other equity securities, other ownership interests or any options, warrants or rights to acquire any such stock, securities or interests, other than in connection with (x) the relinquishment of shares by former or current employees and directors of the Company in payment of withholding Tax upon the vesting of Restricted Stock Unit awards or (y) the cashless or net exercise of Options;

(vi)           split, combine or reclassify any outstanding shares of its capital stock;

(vii)          except for the Company Common Stock issuable upon exercise or conversion of Options outstanding on the date hereof (or granted after the date hereof as permitted by this Agreement), and the vesting of Restricted Stock Unit awards granted prior to the execution of this Agreement, issue, grant, sell, dispose of, reprice or accelerate the vesting of, or authorize, propose or agree to the issuance, grant, sale, disposition by, or repricing or acceleration of vesting by, the Company or any of the Company Subsidiaries of, any shares of, or any options, warrants, RSUs or rights of any kind to acquire any shares of, or any securities convertible into or exchangeable for any shares of, its capital stock of any class, or any other securities in respect of, in lieu of, or in substitution for any class of its capital stock outstanding on the date hereof;

(viii)         incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person;

(ix)           make any loans or advances, except (A) to or for the benefit of the Company Subsidiaries; or (B) in the ordinary course of business consistent with past practice;

(x)           (A) grant or increase any severance or termination pay to any current or former director or executive officer or any employee of the Company or any Company Subsidiary (it being understood that the hiring of a new employee who is not an executive officer and who is subject to the existing severance and termination policies of the Company, or the payment of severance to an employee in accordance with the existing severance policies of the Company that are provided in writing to Parent, shall not constitute the grant or increase of any severance or termination pay), (B) execute any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any such director, executive officer or employee of the Company or any Company Subsidiary, (C) increase the benefits payable under any existing severance or termination pay policies or employment agreements, (D) increase the compensation, bonus or other benefits of current or former directors or executive officers of the Company or any Company Subsidiary, or, other than in the ordinary course of business, of any employee of the Company or any Company Subsidiary, (E) adopt or establish any new employee benefit plan or amend in any material respect any existing employee benefit plan, (F) provide any material benefit to a current or former director, executive officer or employee of the Company or any Company Subsidiary not required by any existing agreement or employee benefit plan, or (G) take any action that would result in its incurring any obligation for any payments or benefits described in subsections (i), (ii) or (iii) of Section 3.10(h) (without regard to whether the Transactions are consummated), except in the case of action under subsections (A) through (G), to the extent required in a written contract or agreement in existence as of the date of this Agreement;

(xi)           execute or amend in any material respect any material employment, consulting, severance or indemnification agreement between the Company or any of the Company Subsidiaries and any of their respective directors, officers, agents, consultants or employees, or any collective bargaining agreement or other obligation to any labor organization or employee incurred or entered into by the Company or any of the Company Subsidiaries (other than as required by existing employee benefit plans or employment agreements or by applicable Law);

(xii)          other than in the ordinary course of business consistent with past practice, make or file any changes in its reporting for Taxes or accounting methods other than as required by GAAP or applicable Law; make, change or rescind any Tax election; make any change to its method of reporting income, deductions, or other Tax items for Tax purposes; file any amended Tax Return (except as required by applicable Law), settle or compromise any Tax liability, waive or extend the statute of limitations in respect of Taxes, or enter into any transaction with an affiliate outside the ordinary course of business if such transaction would give rise to a material Tax liability;

(xiii)         settle, compromise or otherwise resolve any material disputed claim or disputed liability, any material litigation, arbitration or other legal proceeding or any other material controversy, other than in an amount involving not more than $100,000 individually or $250,000 in the aggregate;

(xiv)         other than in the ordinary course of business, pay or discharge any claims, Liens or liabilities involving more than $100,000 individually or $250,000 in the aggregate;

(xv)          make or commit to make capital expenditures exceeding the aggregate budgeted amount set forth in the Company’s fiscal 2010 capital expenditure plan made available to Parent;

(xvi)         enter into or commit to enter into any new Lease other than those disclosed to Parent on the new store openings schedule made available to Parent;

(xvii)        other than for cause and in a manner that does not result in the payment of any severance, hire or terminate the employment of any executive officer;

(xviii)       enter into any agreement, arrangement or commitment that materially limits or otherwise materially restricts the Company or any Company Subsidiary, or that would reasonably be expected to, after the Effective Time, materially limit or restrict the Parent or any of its Subsidiaries or any of their respective affiliates or any successor thereto, from engaging or competing in any line of business in which it is currently engaged or in any geographic area material to the business or operations of Parent or any of its Subsidiaries;

(xix)          take any action that has or would reasonably be expected to have a material adverse effect on the Transactions or the Company’s ability to consummate the Transactions; or

(xx)           authorize, take or agree, in writing or otherwise, to take, or otherwise commit to take, any of the actions precluded by Sections 5.1(a) or (b).

ARTICLE 6
ADDITIONAL AGREEMENTS

SECTION 6.1.   Preparation of Proxy Statement; Stockholders Meetings.

(a)           As soon as practicable following the date hereof, the Company shall, in cooperation with Parent, prepare and file with the SEC the Proxy Statement in preliminary form, and each of the Company and Parent shall use its reasonable best efforts to respond as promptly as practicable to any comments of the SEC and its staff with respect thereto.  The Company shall notify Parent promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and shall supply Parent with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement.  If at any time prior to receipt of the Required Company Stockholder Vote there shall occur any event that should be set forth in an amendment or supplement to the Proxy Statement, the Company shall promptly notify Parent of such event and, in cooperation with Parent, prepare and mail to its stockholders such an amendment or supplement.  The Company shall use its reasonable best efforts to cause the Proxy Statement to be mailed to the holders of Company Common Stock as promptly as practicable after filing with the SEC.

(b)           As soon as practicable following the date hereof, the Company shall duly call, give notice of, convene and hold a meeting of its stockholders (the “Company Stockholders Meeting”) for the purpose of seeking the Required Company Stockholder Vote, regardless of whether the Company Board shall have withdrawn or modified its approval or recommendation of this Agreement, the Merger or the other Transactions.  The Company shall, through the Company Board, recommend to its stockholders that they give the Required Company Stockholder Vote; provided that the Company Board may withdraw or modify such recommendation to the extent permitted under Section 6.8(b).  Unless the Company Board has withdrawn its recommendation of this Agreement, the Merger or the other Transactions in compliance with Section 6.8(b), (i) the Company shall use its reasonable best efforts to solicit from stockholders of the Company proxies in favor of the adoption of this Agreement and shall take all other action necessary or advisable to secure the vote or consent of the holders of Company Common Stock required by applicable Law to effect the Merger, and (ii) without limiting the foregoing, the Company shall retain a proxy solicitation firm reasonably acceptable to Parent for the purpose of soliciting from the Company’s stockholders proxies in favor of the adoption of this Agreement.  Once the Company Stockholders Meeting has been called and noticed, the Company shall not postpone or adjourn the Company Stockholders Meeting without the consent of Parent, which shall not be unreasonably withheld or delayed (other than (i) for the absence of a quorum or (ii) to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure which it believes in good faith, after consultation with counsel, is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the holders of Company Common Stock prior to the Company Stockholders Meeting; provided that in the event that the Company Stockholders Meeting is delayed to a date after the Outside Date as a result of either (i) or (ii) above, then the Outside Date shall be extended to the fifth business day after such date).

(c)           Parent shall cause all shares of Company Common Stock owned by Parent, Merger Sub or any Parent Subsidiary to be voted in favor of the adoption of this Agreement.

SECTION 6.2.   Employee Benefit Matters.

(a)           Parent agrees to honor in accordance with their terms all Company Employee Benefit Plans and all employment and severance agreements in each case listed in Section 6.2 of the Company Disclosure Letter or filed as exhibits to the Annual Report and all accrued benefits vested thereunder, which are listed in Section 6.2 of the Company Disclosure Letter; it being understood and agreed that nothing in this Section 6.2(a) shall prevent Parent from amending or terminating any Company Employee Benefit Plan or other agreement in accordance with its terms and applicable Law.

(b)           For a period of 12 months following the Effective Date, Parent agrees to provide employees of the Company and the Company Subsidiaries with employee benefits in the aggregate not materially less favorable than those benefits currently provided by the Company and the Company Subsidiaries generally to such employees; provided that Parent shall be under no obligation to retain any employee or group of employees of the Company or the Company Subsidiaries other than as required by applicable Law or an employment agreement listed in Section 6.2 of the Company Disclosure Letter or filed as an exhibit to the Annual Report.

(c)           For purposes of all employee benefit plans, programs and arrangements maintained by or contributed to by Parent and its subsidiaries (including, after the Closing, the Surviving Corporation), Parent shall, or shall cause its subsidiaries to, cause each such plan, program or arrangement to treat the prior service with the Company and its affiliates of each person who is an employee or former employee of the Company or the Company Subsidiaries immediately prior to the Closing (a “Company Employee”) (to the same extent such service is recognized under analogous plans, programs or arrangements of the Company or its affiliates prior to the Closing) as service rendered to Parent or the Parent Subsidiaries, as the case may be, for purposes of eligibility to participate in and vesting thereunder (but not benefit accrual); provided, however, that such crediting of service shall not operate to duplicate any benefit or the funding of such benefit.  Parent shall use commercially reasonable efforts to provide that Company Employees also be given credit for any deductible or co-payment amounts paid in respect of the plan year in which the Closing occurs, to the extent that, following the Closing, they participate in any other plan for which deductibles or co-payments are required.  Parent shall also use commercially reasonable efforts to cause each Employee Benefit Plan maintained by or contributed to by Parent and its subsidiaries (including, after the Closing, the Surviving Corporation) in which Company Employees participate, to waive any preexisting condition that was waived under the terms of any Company Employee Benefit Plan immediately prior to the Closing or waiting period limitation which would otherwise be applicable to a Company Employee on or after the Closing.  Parent shall recognize any accrued but unused vacation, sick leave, and sabbatical time of the Company Employees as of the Closing Date, in accordance with the terms of such Company policies.  For a period of 12 months following the Effective Date, Parent shall cause the Company and the Company Subsidiaries to provide such vacation, sick leave, and sabbatical time not materially less favorable than the terms of such Company policies currently in effect.  In no event will Parent be obligated to extend or enlarge the benefits available under such Company policies.

(d)           Parent agrees to provide any required notice under the Worker Adjustment and Retraining Notification Act, as amended (the “WARN Act”), and any similar federal, state or local Law or regulation, and to otherwise comply with the WARN Act and any such other similar Law or regulation with respect to any “plant closing” or “mass layoff” (as defined in the WARN Act) or group termination or similar event affecting Company Employees (including as a result of the consummation of the Transactions) and occurring from and after the Closing.  Parent shall not take any action on or after the Closing Date that would cause any termination of employment of any employees by Company or its affiliates that occurs prior to the Closing to constitute a “plant closing,” “mass layoff” or group termination or similar event under the WARN Act or any similar federal, state, local or foreign Law or regulation, or to create any liability or penalty to Company or its affiliates for any employment terminations under applicable Law.

SECTION 6.3.   Antitrust Filings.  The Company, Parent and Merger Sub shall each, as promptly as practicable, and in any event no later than ten (10) days after the date of this Agreement, file or cause to be filed with the Federal Trade Commission (the “FTC”) and the United States Department of Justice (the “DOJ”) the filings and other materials required under the HSR Act in order to consummate this Agreement, the Merger, and the Transactions.

SECTION 6.4.   Public Statements.  Subject to Section 6.8, the Company, Parent and Merger Sub shall consult with each other prior to issuing, and provide each other with the opportunity to review and comment upon, any public announcement, statement or other disclosure with respect to this Agreement or the Transactions and shall not issue any such public announcement or statement prior to such consultation, except as may be required by Law or any listing agreement with a national securities exchange or trading market.  The press release announcing the execution of this Agreement shall be issued in such form as may be mutually agreed by the Company and Parent.

SECTION 6.5.   Standard of Efforts.

(a)           Subject to the terms and conditions provided herein, each of the Company, Parent and Merger Sub agrees to use its reasonable best efforts to take, or cause to be taken, all action, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective in the most expeditious manner practicable, the Merger and the other Transactions, including (i) obtaining all consents, approvals, authorizations and actions or nonactions required for or in connection with the consummation by the parties hereto of the Merger and the other Transactions, (ii) the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, a Governmental Authority, (iii) the obtaining of all necessary consents from third parties, (iv) contesting and resisting of any action, including any legislative, administrative or judicial action, and seeking to have vacated, lifted, reversed or overturned, any Judgment (whether temporary, preliminary or permanent) that restricts, prevents or prohibits the consummation of the Merger or the other Transactions and (v) the execution and delivery of any additional instruments necessary to consummate the Transactions and to fully carry out the purposes of this Agreement.  The Company shall have the right to review and approve in advance all characterizations of the information relating to the Company; Parent shall have the right to review and approve in advance all characterizations of the information relating to Parent or Merger Sub; and each of the Company and Parent shall have the right to review and approve in advance all characterizations of the information relating to the Transactions, in each case which appear in any material filing (including the Proxy Statement) made in connection with the Transactions.  The Company, Parent and Merger Sub agree that they shall consult with each other with respect to the obtaining of all such necessary permits, consents, approvals and authorizations of all third parties and Governmental Authorities.  Notwithstanding the foregoing, the Company and the Company Board shall not be restricted from taking any action permitted by Section 6.8(b) or (c).

(b)           In furtherance of, and not in limitation of the foregoing, the parties shall use their respective reasonable best efforts to respond promptly to any requests for additional information made by the FTC or the DOJ, and to cause the waiting periods under the HSR Act to terminate or expire at the earliest possible date after the date of filing.  The parties hereto agree not to extend directly or indirectly any waiting period under the HSR Act or enter into any agreement with a Governmental Authority to delay or not to consummate the Merger and the other Transactions, except with the prior written consent of the other parties hereto.  Each of Parent and Merger Sub and the Company shall (x) promptly notify the other parties of any written communication to that party from any Governmental Authority and, subject to applicable Law, permit the other parties to review in advance any proposed written communication to any such Governmental Authority and incorporate the other parties’ reasonable comments, (y) not agree to participate in any substantive meeting or discussion with any such Governmental Authority in respect of any filing, investigation or inquiry concerning this Agreement, the Merger or the other Transactions unless it consults with the other parties in advance and, to the extent permitted by such Governmental Authority, gives the other parties the opportunity to attend, and (z) promptly furnish the other parties with copies of all correspondence, filings and written communications between it and its affiliates and their respective representatives on the one hand, and any such Governmental Authority or its staff on the other hand, with respect to this Agreement, the Merger and the other Transactions.  If any administrative or judicial action or proceeding is instituted (or threatened to be instituted) challenging the Merger or the Transactions as violative of any antitrust Law, or if any Judgment or Law is enacted, entered, promulgated or enforced by a Governmental Authority that would make the Merger or the other Transactions illegal or would otherwise prohibit or materially impair or delay the consummation of the Merger or the other Transactions, each of Parent, Merger Sub and the Company shall use its reasonable best efforts to contest and resist any such action or proceeding and shall use its reasonable best efforts to have vacated, lifted, reversed or overturned any Judgment, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Merger or the other Transactions and to have such Judgment or Law repealed, rescinded or made inapplicable so as to permit consummation of the Transactions; provided that in no event (i) shall Parent or Merger Sub have any obligation to sell, hold separate or otherwise dispose of, or agree to sell, hold separate or otherwise dispose of or conduct its business in a specified manner, or permit the sale, holding separate or other disposition of, any assets of, Parent or Merger Sub or (ii) shall the Company have any obligation to sell, hold separate or otherwise dispose of, or agree to sell, hold separate or otherwise dispose of or conduct its business in a specified manner, or permit the sale, holding separate or other disposition of, any assets of, the Company or the Company Subsidiaries.

SECTION 6.6.   Notification of Certain Matters.  The Company agrees to give prompt notice to Parent and Merger Sub of (i) any written notice received from any Person alleging that the consent of such Person is required in connection with the Transactions or (ii) any notice from any Governmental Authority in connection with the Transactions. Each of Parent and Merger Sub agrees to give prompt notice to the Company of (i) any written notice received from any Person alleging that the consent of such Person is required in connection with the Transactions or (ii) any notice from any Governmental Authority in connection with the Transactions.  In no event shall the delivery of any notice by a party pursuant to this Section 6.6 limit or otherwise affect the respective rights, obligations, representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

SECTION 6.7.   Access to Information; Confidentiality.

(a)           Subject to applicable Law, the Company shall, and shall cause the Company Subsidiaries and the officers, directors, employees and agents of the Company and the Company Subsidiaries, to, afford the officers, employees and agents of Parent and Merger Sub, at their sole cost and risk, reasonable access during normal business hours from the date hereof through the Effective Date to its officers, employees, agents, properties, facilities, books, records, contracts and other assets and shall furnish Parent and Merger Sub all financial, operating and other data and information as Parent and Merger Sub through their officers, employees or agents, may reasonably request, including without limitation monthly and quarterly consolidated financial statements prepared in accordance with GAAP (subject to normal year end adjustments and the absence of footnotes) within 45 days of the end of each month or quarter, as applicable.  Parent and Merger Sub, at their sole cost and risk, shall have the right to make such due diligence investigations as Parent and Merger Sub shall deem necessary or reasonable, upon reasonable notice to the Company; provided, however, that any such investigations shall be conducted in a manner as not to unreasonably interfere with or disrupt the normal operation of the business of the Company.

(b)           The Company shall provide reasonable cooperation to Parent, its Affiliates and representatives in connection with its financing of the Transactions, including providing access to information for potential sources of funding and making management available.  Parent shall bear the actual incurred costs of this cooperation.  Parent shall indemnify, defend and hold harmless the Company and its representatives against all losses, claims, damages, liabilities, fees, expenses, judgments and fines arising in whole or in part out of actions or omissions undertaken pursuant to this Section 6.7(b), except to the extent arising out of gross negligence, fraud or willful misconduct on the part of the Company or its representatives).

(c)           Except as otherwise provided in this Agreement, the provisions of the Amended Confidentiality Agreement, Non-Disclosure and Non-Use Agreement dated February 10, 2009, between Guarantor and the Company, as amended December 1, 2009 (the “Confidentiality Agreement”), shall remain in full force and effect in accordance with its terms and shall apply to Parent and Merger Sub to the full extent that it applies to Guarantor.

SECTION 6.8.   No Solicitation.

(a)           From the date of this Agreement until the Effective Time or, if earlier, the termination of this Agreement in accordance with its terms, the Company shall not, nor shall it permit any of the Company Subsidiaries to, nor shall it authorize or permit any officer, director, employee or affiliate of the Company or of any of the Company Subsidiaries to, nor shall it authorize any financial advisor, attorney or other advisor or representative of the Company or any of the Company Subsidiaries to (i) solicit, initiate, or knowingly encourage or induce the submission or announcement of, any Takeover Proposal (as hereinafter defined), (ii) approve or recommend any Takeover Proposal, enter into any agreement, agreement-in-principle or letter of intent with respect to or accept any Takeover Proposal (or resolve to or publicly propose to do any of the foregoing), or (iii) participate or engage in any discussions or negotiations regarding, or furnish to any Person any information with respect to, or knowingly take any action to facilitate any inquiries or the making of any proposal that constitutes, or would reasonably be expected to lead to, any Takeover Proposal; provided, however, that notwithstanding the foregoing, if prior to the receipt of the Required Company Stockholder Vote, the Company receives a bona fide, unsolicited written Takeover Proposal from a third party that did not result from a breach of this Section 6.8, the Company shall, following the notice required pursuant to this Section 6.8, be entitled to participate or engage in discussions or negotiations regarding such Takeover Proposal, and may provide or furnish information to any Person relating to such Takeover Proposal subject to a confidentiality agreement which does not prohibit the Company from complying with its obligations pursuant to this Section 6.8, if (i) the Company Board (or the applicable committee thereof) determines in good faith (after consultation with its financial advisor and outside counsel) that such Takeover Proposal is, or could reasonably be expected to result in or lead to, a Superior Proposal and (ii) the Company Board (or the applicable committee thereof) determines in good faith (after consultation with its outside counsel) that the failure to take such action could reasonably be determined to constitute a breach of the fiduciary duties of the Company Board to the Company’s stockholders under applicable Law.  The Company shall ensure that its officers, directors and key employees and its investment bankers, attorneys and other representatives are aware of the provisions of this Section 6.8(a).

(b)           Notwithstanding the provisions of Section 6.8(a), at any time prior to the receipt of the Required Company Stockholder Vote, the Company Board (or the applicable committee thereof) may withdraw (or amend or modify in a manner adverse to Parent or Merger Sub), or publicly propose to withdraw (or amend or modify in a manner adverse to Parent or Merger Sub), the recommendation or declaration of advisability by the Company Board of this Agreement, the Merger or the other Transactions (a “Change in Recommendation”), provided that the Company Board (or the applicable committee thereof) determines in good faith (after receiving the advice of its outside counsel) that the failure to take such action could reasonably be determined to constitute a violation of the fiduciary duties of the Company Board to the Company’s stockholders under applicable Law, and provided further with respect to a Change of Recommendation relating to a Superior Proposal, that if: (i) a Superior Proposal is received by the Company, and not withdrawn, (ii) the Company shall have provided written notice to Parent advising Parent that the Company has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the person or entity making such Superior Proposal, (iii) Parent shall not, within five business days of its receipt of such notice, have made an offer that the Company Board by a majority vote thereon determines in its good faith judgment, after consultation with the Company Financial Advisor, to be at least as favorable to the Company’s stockholders as such Superior Proposal (it being agreed that the Company Board shall promptly following the receipt of any such offer from Parent convene a meeting at which it will consider such offer in accordance with this clause (iii)), (iv) the Company shall not have materially violated any of the provisions of Section 6.1(b) or this Section 6.8, and (v) the Company Board (or the applicable committee thereof) determines in good faith (after consultation with outside counsel) that the failure to take such action could reasonably be determined to constitute a breach of the fiduciary duties of the Company Board to the Company’s stockholders under applicable Law.  The Company shall provide Parent with at least three business days’ prior notice (or such lesser prior notice as is provided to the members of the Company Board, but in no event less than 24 hours’ prior notice) of any meeting of the Company Board at which the Company Board is reasonably expected to consider any Takeover Proposal or to determine whether any such Takeover Proposal is a Superior Proposal.

(c)           Nothing set forth in this Section 6.8 or elsewhere in this Agreement shall prohibit the Company or the Company Board from taking and disclosing to the Company’s stockholders a position contemplated by Rule 14e-2(a) under the Exchange Act or complying with the provisions of Rule 14d-9 promulgated under the Exchange Act or Item 1012(a) of Regulation M-A, or from making any disclosure to the Company’s stockholders if, in the good faith judgment of the Company Board, after consultation with outside counsel, failure to disclose could reasonably be determined to constitute a violation of its obligations under applicable Law (including the Company Board’s duties of good faith and candor to the Company’s stockholders); provided that the Company Board shall not recommend that the Company’s stockholders tender their Company Common Stock in connection with any Takeover Proposal unless the Company Board (or the applicable committee thereof) determines in good faith (after receiving the advice of its financial advisor) that such Takeover Proposal constitutes a Superior Proposal.

(d)           For purposes of this Agreement:

(i)           “Takeover Proposal” shall mean any inquiry, proposal or offer from any Person (other than Parent, Merger Sub or any of their affiliates) or “group” as defined in Section 13(d) of the Exchange Act and the rules and regulations thereunder (collectively, “Person or Group”) relating to any acquisition, tender offer or exchange offer, merger, consolidation, reorganization, share exchange, recapitalization, liquidation, direct or indirect business combination, asset acquisition or other transaction or series of transactions that would result in (A) the acquisition of assets or businesses that constitute, represent or generate 20% or more of the total revenue, operating income, or assets of the Company and its Subsidiaries, taken as a whole, or (B) following which (x) such Person or Group would beneficially hold, directly or indirectly, 20% or more of the outstanding shares of Company Common Stock or any other Company capital stock or capital stock of, or other equity or voting interests in, any of the Company’s Subsidiaries or (y) the holders of Company Common Stock as of immediately prior to such transaction or series of transactions would hold 80% or less of the outstanding equity interest of the surviving or resulting entity immediately following such transaction or series of transactions, in each case other than the Transactions.

(ii)           “Superior Proposal” means any bona fide written offer in respect of a Takeover Proposal that would result in:  (A) the holders of Company Common Stock as of immediately prior to such transaction holding less than 50% of the outstanding equity interests of the surviving or resulting entity immediately following such transaction, or (B) the acquisition by any Person or Group, directly or indirectly, of substantially all the assets of the Company, in each case on terms that the Company Board (or the applicable committee thereof) determines in its good faith judgment (after receipt of the advice of its financial advisor and outside counsel), taking into account all relevant factors, including legal, regulatory and financial factors and other aspects of the proposal that the Company Board (or the applicable committee thereof) deems relevant, (A) would, if consummated, result in a transaction that is more favorable to the holders of Company Common Stock from a financial point of view than the Transactions (taking into account the terms of any proposal in writing by the Parent to modify the terms of the Transactions) and (B) is reasonably capable of being completed on the terms proposed; provided, however, that any such offer shall not be deemed to be a “Superior Proposal” unless (A) there is no financing contingency and any financing required to consummate the transaction contemplated by such proposal is committed at least to the same extent as external financing arranged by Parent, and (B) there is no due diligence condition to the third party’s obligation to consummate the transaction that is the subject of such offer.

(e)           In addition to the other obligations of the Company set forth in this Section 6.8, the Company shall promptly (and in any event within 24 hours) advise Parent orally and in writing of any request for information with respect to any Takeover Proposal, or any inquiry with respect to or which could reasonably be expected to result in a Takeover Proposal, the material terms and conditions of such request, Takeover Proposal or inquiry, and the identity of the Person making the same.  The Company shall provide to Parent copies of any written Takeover Proposal and any written agreements, drafts of written agreements or term sheets summarizing the terms of such agreements related to a potential Takeover Proposal and to which the Company is proposed to be a party, sent or provided to the Company by or on behalf of any such Person or, any written materials, to the extent not previously supplied to Parent, provided to any such Person by or on behalf of the Company in connection with any such request, Takeover Proposal or inquiry.  The Company will keep Parent informed as promptly as practicable in all material respects of the status and details (including material modifications or proposed modifications) of any such request, Takeover Proposal or inquiry

SECTION 6.9.   Indemnification and Insurance.

(a)           Parent and Merger Sub agree that all rights to indemnification by the Company now existing in favor of each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time an officer or director of the Company or any Company Subsidiary or an employee of the Company or any Company Subsidiary or who acts as a fiduciary under any of the Company Employee Benefit Plans (each an “Indemnified Party”) as provided in the Company’s certificate of incorporation or bylaws, in each case as in effect on the date of this Agreement, or pursuant to any other agreements in effect on the date hereof, copies of which have been provided to Parent, including provisions relating to the advancement of expenses incurred in the defense of any action or suit, shall survive the Merger and shall remain in full force and effect.  From and after the Effective Time, Parent and the Surviving Corporation shall be jointly and severally liable to pay and perform in a timely manner such indemnification obligations.

(b)           For six years after the Effective Time, to the full extent permitted under applicable Law, Parent and the Surviving Corporation (the “Indemnifying Parties”) shall, jointly and severally indemnify, defend and hold harmless each Indemnified Party against all losses, claims, damages, liabilities, fees, expenses, judgments and fines arising in whole or in part out of actions or omissions in their capacity as such occurring at or prior to the Effective Time (including in respect of this Agreement), and shall reimburse each Indemnified Party for any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending any such losses, claims, damages, liabilities, fees, expenses, judgments and fines as such expenses are incurred, except to the extent arising out of gross negligence, willful misconduct or fraud of such Indemnified Party; provided that nothing herein shall impair any rights to indemnification of any Indemnified Party referred to in clause (a) above.

(c)           The Company shall maintain the Company’s officers’ and directors’ liability insurance policies, in effect on the date of this Agreement (the “D&O Insurance”) through the Closing Date, including renewing the D&O Insurance prior to the renewal date for such D&O Insurance, provided that the annual premiums for any such renewal shall not exceed an amount per year equal to 200% of the current annual premiums paid by the Company for such insurance, and provided further that the D&O Insurance may be cancelled as of the Closing and the unused premium refunded or applied to the “tail” policy referred to in the following sentence. On or prior to the Closing, the Company shall cause coverage to be extended under the D&O Insurance by obtaining a six-year “tail” policy on terms and conditions no less advantageous than the D&O Insurance and as set forth on Section 6.9(c) of the Company Disclosure Letter.

(d)           The obligations of Parent and the Surviving Corporation under this Section 6.9 shall survive the consummation of the Merger and shall not be terminated or modified in such a manner as to adversely affect any Indemnified Party to whom this Section 6.9 applies without the consent of such affected Indemnified Party (it being expressly agreed that the Indemnified Parties to whom this Section 6.9 applies shall be third party beneficiaries of this Section 6.9, each of whom may enforce the provisions of this Section 6.9).

(e)           If Parent or the Surviving Corporation or any of their respective successors or assigns consolidates with or merges into any other Person and shall not be the continuing or Surviving Corporation or entity of such consolidation or merger , proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 6.9.

SECTION 6.10.   Section 16 Matters.  Prior to the Effective Time, Parent, Merger Sub and the Company shall take all such steps as may be required to cause the transactions contemplated by Section 2.4 and any other dispositions of equity securities of the Company (including derivative securities) or acquisitions of Parent equity securities (including derivative securities) in connection with this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 under the Exchange Act.

ARTICLE 7
CONDITIONS

SECTION 7.1.   Conditions to Each Party’s Obligation To Effect the Merger.  The respective obligations of each party to effect the Merger are subject to the satisfaction or, to the extent permitted by applicable Law, waiver on or prior to the Closing Date of each of the following conditions:

(a)           Stockholder Approval.  This Agreement shall have been adopted by the Required Company Stockholder Vote.

(b)           Antitrust Waiting Period.  The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired.

(c)           No Injunctions or Restraints.  No Judgment issued by a court of competent jurisdiction or by a Governmental Authority, nor any Law or other legal restraint or prohibition, shall be in effect that would make the Merger illegal or otherwise prevent the consummation thereof; provided that the party seeking to assert this condition shall have used those efforts required hereunder to resist, lift or resolve such Judgment, Law or other legal restraint or prohibition.

SECTION 7.2.   Conditions to Obligations of Parent and Merger Sub.  The obligations of Parent and Merger Sub to effect the Merger are further subject to the satisfaction, or to the extent permitted by applicable Law, the waiver on or prior to the Closing Date of each of the following conditions:

(a)           Representations and Warranties.  Each representation and warranty of the Company set forth in this Agreement that is qualified by reference to a Company Material Adverse Effect shall be true and correct as of the date of this Agreement and as of such time, except to the extent such representation and warranty expressly relates to an earlier time (in which case on and as of such earlier time).  Each representation and warranty of the Company set forth in this Agreement that is not so qualified shall be true and correct as of the date of this Agreement and as of such time, except to the extent such representation and warranty expressly relates to an earlier time (in which case on and as of such earlier time), other than where failures to be so true and correct, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect; provided that for purposes of determining the satisfaction of the second sentence of this Section 7.2(a), the representations and warranties of the Company shall be deemed not qualified by any references therein to materiality.

(b)           Performance of Obligations of the Company.  The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

(c)           Consents.  Other than the filing of the Certificate of Merger, all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity in connection with the Merger and the consummation of the Transactions shall have been filed or obtained or shall have occurred.

(d)           Absence of Material Adverse Effect.  Since the date of this Agreement, no event, change, effect or development shall have occurred that, individually or in the aggregate, has had or would reasonably be expected to have, a Company Material Adverse Effect.

(e)           Required Consents.  The consents listed on Section 7.2(e) of the Company Disclosure Letter shall have been obtained and shall be in full force and effect.

(f)           Company Closing Certificate.  Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to the effect that the conditions set forth in Sections 7.2(a), (b), (d) and (e) have been satisfied as of the Closing.

SECTION 7.3.   Conditions to Obligation of the Company.  The obligation of the Company to effect the Merger is further subject to the satisfaction, or to the extent permitted by applicable Law, the waiver on or prior to the Closing Date of each of the following conditions:

(a)           Representations and Warranties.  Each representation and warranty of Parent and Merger Sub set forth in this Agreement that is qualified by reference to a Parent Material Adverse Effect shall be true and correct as of the date of this Agreement and as of such time, except to the extent such representation and warranty expressly relates to an earlier time (in which case on and as of such earlier time).  Each representation and warranty of Parent and Merger Sub set forth in this Agreement that is not so qualified shall be true and correct as of the date of this Agreement and as of the Effective Time, except to the extent such representation and warranty expressly relates to an earlier time (in which case on and as of such earlier time), other than where failures to be so true and correct, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect; provided that for purposes of determining the satisfaction of the second sentence of this Section 7.3(a), the representations and warranties of Parent and Merger Sub shall be deemed not qualified by any references therein to materiality.

(b)           Performance of Obligations of Parent and Merger Sub.  Parent and Merger Sub shall have performed and complied with in all material respects all obligations to be performed or complied with by them under this Agreement at or prior to the Closing Date.

(c)           Parent Closing Certificate.  The Company shall have received a certificate signed on behalf of Parent by the president of Parent to the effect that the conditions set forth in Section 7.3(a) and (b) have been satisfied as of the Closing.

ARTICLE 8
TERMINATION, AMENDMENT AND WAIVER

SECTION 8.1.   Termination.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after this Agreement has been adopted by the Required Company Stockholder Vote:

(a)           by mutual written consent of Parent, Merger Sub and the Company;

(b)           by either the Company or Parent, if the Merger has not been consummated on or prior to September 15, 2010 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Merger to be consummated by the Outside Date;

(c)           by either the Company or Parent, if any Judgment issued by a court of competent jurisdiction or by a Governmental Authority, or Law or other legal restraint or prohibition making the Merger illegal or otherwise preventing the consummation thereof shall be in effect and shall have become final and nonappealable; provided that the party seeking to terminate this Agreement pursuant to this Section 8.1(c) shall have used those efforts required hereunder (including under Section 6.5) to resist, lift or resolve such Judgment, Law or other legal restraint or prohibition;

(d)           by either the Company or Parent, if upon a vote at a duly held Company Stockholders Meeting the Required Company Stockholder Vote shall not have been obtained; provided that Parent may not terminate this Agreement pursuant to this Section 8.1(d) if Parent or Merger Sub is in breach of its obligations pursuant to Section 6.1(c); and provided further that the Company may not terminate this Agreement pursuant to this Section 8.1(d) if the failure to obtain the Company Stockholder Vote shall have been caused by the action or failure to act of the Company, which action or failure to act constitutes a material breach by the Company of this Agreement;

(e)           by Parent, prior to the receipt of the Required Company Stockholder Vote, if:

(i)           (A) the Company shall have (x) entered into, or publicly announced its intention to enter into, a letter of intent or Contract (other than a confidentiality agreement contemplated by Section 6.8) relating to any Takeover Proposal, or (y) materially and willfully breached the provisions of Section 6.1(b) or 6.8, (B) the Company Board shall have (1) failed to recommend to the holders of Company Common Stock that they adopt this Agreement; or failed to include such recommendation in the Proxy Statement, (2) withdrawn (or amended or modified in a manner adverse to Parent or Merger Sub) the recommendation by the Company Board that the holders of the Company Common Stock adopt this Agreement; (3) failed to publicly reaffirm its recommendation to the holders of Company Common Stock that they adopt this Agreement within ten business days after Parent requests in writing that such recommendation be reaffirmed at any time following the public announcement of a Takeover Proposal; (4) approved, endorsed or recommended to the stockholders of the Company any Takeover Proposal (other than the Transactions); or (5) resolved to do any of the foregoing or (C) a tender offer or exchange offer for outstanding shares of Company Common Stock shall have been commenced and be continuing (other than by Parent or an affiliate Parent) and the Company shall not have sent to the holders of Company Common Stock pursuant to Rule 14e-2 promulgated under the Exchange Act, within ten business days after such tender offer or exchange offer is first published, sent or given, a statement disclosing that the Company recommends rejection of such offer.

(ii)           the Company shall have breached or failed to perform in any material respect any of its covenants or other agreements contained in this Agreement, or any representation or warranty of the Company set forth in this Agreement shall have been inaccurate when made or shall have become inaccurate, which breach, failure to perform or inaccuracy (A) would give rise to the failure of a condition set forth in Section 7.2 and (B) is incapable of being cured or has not been cured by the Company within 20 days after written notice has been given by Parent to the Company of such breach, failure to perform or inaccuracy; or

(f)           by the Company, if

(i)           prior to the receipt of the Required Company Stockholder Vote, (A) the Company Board has received a Superior Proposal, (B) the Company has complied with its obligations pursuant to Sections 6.1(b) and 6.8 in all material respects, (C) the Company Board (or the applicable committee thereof) concurrently approves, and the Company immediately after termination of this Agreement enters into, a definitive agreement providing for the implementation of such Superior Proposal and (D) the Company, prior to, or concurrently with, such termination pays to Parent in immediately available funds any fees required to be paid pursuant to Section 8.3(a); or

(ii)           Parent shall have breached or failed to perform in any material respect any of its covenants or other agreements contained in this Agreement, or any representation or warranty of the Parent set forth in this Agreement shall have been inaccurate when made or shall have become inaccurate, which breach, failure to perform or inaccuracy (A) would give rise to the failure of a condition set forth in Section 7.3, and (B) is incapable of being cured or has not been cured by Parent within 20 business days after written notice has been given by the Company to Parent of such breach, failure to perform or inaccuracy.

The party desiring to terminate this Agreement shall give written notice of such termination to the other party.

SECTION 8.2.   Effect of Termination.  Upon the termination of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become null and void except for the provisions of (i) Section 8.3, (ii) Section 6.7(b) and (iii) Article 9, which shall survive such termination; provided that nothing herein shall relieve any party from liability for any material breach of a covenant of this Agreement for any and all liabilities and damages incurred or suffered by the other party as a result of such breach (which liability or damages incurred or suffered by the Company shall be deemed to include, notwithstanding Section 9.7 and without derogation from Section 9.11, liability to the Company (for the benefit of its stockholders) for amounts that would have been recoverable by the Company’s stockholders if all such stockholders brought an action against Parent and were recognized as intended third party beneficiaries hereunder notwithstanding the failure of the Merger to be consummated (as though the Company were its stockholders and regardless of any sale by any stockholder of any of its shares of Company Common Stock, which liability or damages shall be compensable solely in an action brought by the Company), it being agreed, without limiting the generality of the foregoing, that any failure of Parent to satisfy the payment obligations hereunder upon satisfaction of the conditions set forth in Sections 7.1 and 7.2, as applicable, will constitute a material breach of a covenant of this Agreement. The Confidentiality Agreement shall not be affected by the termination of this Agreement.

SECTION 8.3.   Fees and Expenses.

(a)           If this Agreement is terminated pursuant to Section 8.1(e)(i), Section 8.1(e)(ii) (where the breach, failure to perform or inaccuracy giving rise to such termination was the result of fraud, bad faith or willful misconduct) or Section 8.1(f)(i), the Company shall promptly, but in no event later than one business day after termination of this Agreement, pay Parent a fee in immediately available funds of $3,365,000 (the “Company Termination Fee”).

(b)           If this Agreement is terminated pursuant to Section 8.1(b) or 8.1(d) and (A) at any time on or after the date hereof and prior to such termination a Takeover Proposal shall have been made to the Company Board or the Company or publicly announced and, in each case, not irrevocably withdrawn prior to such termination, and (B) within twelve months after the date of such termination, the Company enters into a Contract with respect to or consummates  any Takeover Proposal (including but not limited to the Takeover Proposal referred to in clause (A)), the Company shall pay Parent the Company Termination Fee on the first Business Day after the consummation of such transaction, provided that, for purposes of clause (B) of this Section 8.3(b), “Takeover Proposal” shall have the meaning ascribed thereto in Section 6.8(d) except that references in Section 6.8(d) to “20%” and “80%” shall be replaced by “50%.”

(c)           Except as set forth in this Section 8.3, all costs and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such expenses, whether or not the Merger is consummated.

SECTION 8.4.   Amendment.  This Agreement may be amended by the parties hereto, without the need to receive approval of any third party beneficiaries, at any time before or after approval of this Agreement and the Transactions by the respective Boards of Directors or stockholders of the parties hereto; provided, however, that after any such approval by the holders of Company Common Stock, no amendment shall be made that in any way materially adversely affects the rights of such stockholders (other than a termination of this Agreement in accordance with the provisions hereof) without the further approval of such stockholders.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

SECTION 8.5.   Waiver.  Any failure of any of the parties to comply with any obligation, covenant, agreement or condition herein may be waived at any time prior to the Effective Time by any of the parties entitled to the benefit thereof only by a written instrument signed by each such party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, representation, warranty, covenant, agreement or condition shall not operate as a waiver of or estoppel with respect to, any subsequent or other failure.

ARTICLE 9
GENERAL PROVISIONS

SECTION 9.1.   Notices.  All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, mailed by certified mail (return receipt requested) or sent by overnight courier or by facsimile (upon confirmation of receipt) to the parties at the following addresses or at such other addresses as shall be specified by the parties by like notice:

(a)           if to the Company:

Rubio’s Restaurants, Inc.
1902 Wright Place, Suite 300
Carlsbad, California 92008
Fax:   (760) 602-5193
Attention: Chief Financial Officer

with a copy to:

DLA Piper LLP (US)
2000 University Avenue
East Palo Alto, California 94303
Fax:   (650) 687-1168
Attention: Diane Holt Frankle, Esq.

(b)           if to Parent or Merger Sub:

MRRC Hold Co.
c/o Mill Road Capital, L.P.
382 Greenwich Avenue, Suite One
Greenwich, Connecticut 06830
Fax:  (203) 621-3280
Attention:  Charles Goldman and Scott Scharfman

with a copy to:

Foley Hoag LLP
Seaport World Trade Center West
155 Seaport Boulevard
Boston, Massachusetts  02210
Fax:  (617) 832-7000
Attention:  Peter M. Rosenblum, Esq.

Notice so given shall (in the case of notice so given by mail or overnight courier) be deemed to be given when received and (in the case of notice so given by facsimile or personal delivery) on the date of actual transmission or (as the case may be) personal delivery.

SECTION 9.2.   Representations and Warranties.  The representations and warranties contained in this Agreement shall not survive the Merger.  Except for the representations and warranties contained in Article 3 of this Agreement, the Company has not made any representation or warranty, expressed or implied, as to the Company or as to the accuracy or completeness of any information regarding the Company furnished or made available to Parent and its representatives, and none of the Company or any stockholder shall have or be subject to any liability to Parent, or Parent’s use of or reliance on, any such information or any information, documents or material made available to Parent in any form in expectation of, or in connection with, the transactions by this Agreement.

SECTION 9.3.   Knowledge Qualifiers.  “To the knowledge of the Company” and similar phrases mean the knowledge of the individuals described in Section 9.3 of the Company Disclosure Letter.

SECTION 9.4.   Interpretations.  When a reference is made in this Agreement to Sections or Exhibits, such reference shall be to a Section or Exhibit to this Agreement unless otherwise indicated.  The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.”  Any references in this Agreement to “the date hereof” refers to the date of execution of this Agreement.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The parties hereto agree that they have been represented by counsel during the negotiation, drafting, preparation and execution of this Agreement and, therefore, waive the application of any Law or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

SECTION 9.5.   Governing Law; Jurisdiction; Waiver of Jury Trial. b)  This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware regardless of the Laws that might otherwise govern under applicable principles of conflicts of laws thereof.

(b)           Each of the parties hereto (i) consents to submit itself to the personal jurisdiction of any state or Federal court located in the State of Delaware or in the Court of Chancery of the State of Delaware in the event any dispute arises out of this Agreement, the Merger or any of the other Transactions, (ii) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (iii) agrees that it shall not bring any action relating to this Agreement or any of the Transactions in any court other than a state or Federal court located in the State of Delaware or the Court of Chancery of the State of Delaware.

(c)           Each of the parties to this Agreement irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the Transactions.

SECTION 9.6.   Counterparts; Facsimile Transmission of Signatures.  This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, and delivered by means of facsimile transmission or other electronic transmission, each of which when so executed and delivered shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement.

SECTION 9.7.   Assignment; No Third Party Beneficiaries.

(a)           This Agreement and all of the provisions hereto shall be binding upon and inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations set forth herein shall be assigned by any party hereto without the prior written consent of the other parties hereto and any purported assignment without such consent shall be void.

(b)           Nothing in this Agreement shall be construed as giving any Person, other than the parties hereto and their heirs, successors, legal representatives and permitted assigns, any right, remedy or claim under or in respect of this Agreement or any provision hereof, except that from and after the Closing each Indemnified Party is an intended third party beneficiary of Section 6.9, and such persons may specifically enforce such provisions; provided that no consent of the third party beneficiaries shall be required to amend such Section 6.9 pursuant to Section 8.4.

SECTION 9.8.   Severability.  If any provision of this Agreement shall be held to be illegal, invalid or unenforceable under any applicable Law, then such contravention or invalidity shall not invalidate the entire Agreement.  Such provision shall be deemed to be modified to the extent necessary to render it legal, valid and enforceable, and if no such modification shall render it legal, valid and enforceable, then this Agreement shall be construed as if not containing the provision held to be invalid, and the rights and obligations of the parties shall be construed and enforced accordingly.

SECTION 9.9.   Entire Agreement.  This Agreement, the Guarantee and the Confidentiality Agreement contain all of the terms of the understandings of the parties hereto with respect to the subject matter hereof.

SECTION 9.10.   Parent Guarantee.  Parent agrees to take all action necessary to cause Merger Sub or the Surviving Corporation, as applicable, to perform all of its respective agreements, covenants and obligations under this Agreement.  Parent unconditionally guarantees to the Company the full and complete performance by Merger Sub or the Surviving Corporation, as applicable, of its respective obligations under this Agreement and shall be liable for any breach of any representation, warranty, covenant or obligation of Merger Sub or the Surviving Corporation, as applicable, under this Agreement.  This is a guarantee of payment and performance.  Parent hereby waives diligence, presentment, demand of performance, filing of any claim, any right to require any proceeding first against Merger Sub or the Surviving Corporation, as applicable, protest, notice and all demands whatsoever in connection with the performance of its obligations set forth in this Section 9.10.

SECTION 9.11.   Enforcement.  Parent and Merger Sub, on the one hand, and the Company, on the other hand, agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached by the other.  It is accordingly agreed that Parent and Merger Sub, on the one hand, and the Company, on the other hand, shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement upon the other in any federal court located in the State of Delaware, or the Court of Chancery in the State of Delaware, this being in addition to any other remedy to which the Company is entitled at law or in equity (including the remedy with respect to the liabilities and damages specified in the proviso to the first sentence in Section 8.2).  Parent’s right to obtain specific performance shall not be affected by any possibility of payments that may be made to Parent pursuant to Section 8.3

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IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above.

RUBIO’S RESTAURANTS, INC.

By:	/s/ Dan Pittard
Name: Dan Pittard
Title: President & Chief Executive Officer

MRRC HOLD CO.

By:	/s/ Scott P. Scharfman
Name: Scott P. Scharfman
Title: President and Chief Executive Officer

MRRC MERGER CO.

By:	/s/ Scott P. Scharfman
Name: Scott P. Scharfman
Title: President and Chief Executive Officer